Exhibit 10.17

Conformed Copy

8 June 2001

GLOBAL APPLIED TECHNOLOGIES HOLDINGS LIMITED

INDALEX UK LIMITED

INDALEX, INC.

CHINA ALUMINUM GROUP HOLDINGS
(BVI) LIMITED

SHAREHOLDERS AGREEMENT
relating to
CHINA ALUMINUM GROUP HOLDINGS
(BVI) LIMITED

FRESHFIELDS BRUCKHAUS DERINGER

(English Translation)

I

General	18
Shareholder ceasing to be a Subsidiary	18
Tag-along	19
Issue of new shares	19
Effect of material breach	20

15. PUT AND CALL OPTIONS	20

16. INSOLVENCY	20

17. DEFAULT	21

18. PARENT COMPANY ASSURANCES	21

19. ASSIGNMENT	22

20. WAIVER OF RIGHTS	23

21. AMENDMENTS	23

22. INVALIDITY	23

23. NO PARTNERSHIP OR AGENCY	23

24. ANNOUNCEMENTS	24

25. COSTS	24

26. ENTIRE AGREEMENT	24

27. CONFLICT WITH ARTICLES	24

28. TERMINATION OF AGREEMENT	25

29. NOTICES	26

30. COUNTERPARTS	28

31. GOVERNING LAW, JURISDICTION AND PROCESS AGENT	28

SCHEDULE 1	30
TRANSFERS OF SHARES	30

SCHEDULE 2	37
PUT AND CALL OPTIONS	37

II

SCHEDULE 3	43
INTELLECTUAL PROPERTY RIGHTS	43

SCHEDULE 4	47
INSOLVENCY	47

SCHEDULE 5	49
GUARANTEES, BONDS, FINANCING, ARRANGEMENTS OR SIMILAR UNDERTAKINGS EXISTING AT COMPLETION	49

SCHEDULE 6	54
RETAINED EMPLOYEES	54

SCHEDULE 7	55
DEED OF ADHERENCE TO SALE AND PURCHASE AGREEMENT AND SHAREHOLDERS AGREEMENT	56

III

THIS SHAREHOLDERS AGREEMENT is made on 8 June 2001

Between:

(1)                                  GLOBAL APPLIED TECHNOLOGIES HOLDINGS LIMITED, incorporated under the laws of Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda (the Vendor);

(2)                                  INDALEX UK LIMITED, incorporated under the laws of England and Wales whose company number is 188407 and whose registered office is at Novar House, 24 Queen’s Road, Weybridge, Surrey, KT13 9UX, United Kingdom (the Purchaser);

(3)                                  INDALEX, INC., incorporated under the laws of Delaware whose registered office is at 3000 Lakeside Drive, Suite 309 South, Bannockburn, IL 60015, U.S.A. (Indalex); and

(4)                                  CHINA ALUMINUM GROUP HOLDINGS (BVI) LIMITED, incorporated under the laws of the British Virgin Islands, whose registered office is at Caribbean Corporate Services Limited, Omar Hodge Building, Wickhams Cayman Islands, P.O. Box 362, Road Town, Tortola, British Virgin Islands (the Company).

Whereas:

(A)                              By a Sale and Purchase Agreement dated 25 April 2001 (the SPA) made between the Purchaser, Indalex and the Vendor, the Vendor agreed to sell and the Purchaser agreed to purchase 541,935 ordinary shares of US$0.01 each in the Company (representing 26.2% of the entire issued share capital in the Company) (the Acquisition).

(B)                                The Vendor, the Purchaser, Indalex and the Company are entering into this Agreement to set out the terms governing their relationship following the Acquisition and establishing the manner in which the affairs of the Company shall be conducted.

It is agreed as follows:

Interpretation

Definitions

1.1                                 In this Agreement:

Aluminum Extrusion means the processes of aluminum extrusion, casting, anodising and paint coating, and the fabrication, production or manufacture of aluminum extrusion products (including the supply and/or distribution of the aluminum extrusion products manufactured by the business that carries on such process but excluding, for the avoidance of doubt, aluminum smelting);

Board means the Company’s board of directors or any duly appointed committee of it;

Budget means a budget for the Group for a particular Financial Year in a format approved from time to time by the Board;

Business means the business carried on by the Group, as described in clause 2.1;

Business Day means a day (other than a Saturday) on which banks generally are open in Hong Kong for a full range of business;

Business Plan means a rolling business plan for the Group relating to the then current Financial Year and three (3) succeeding Financial Years (in a format agreed from time to time between the Vendor and the Purchaser) to be updated annually;

Chairman means the chairman from time to time of the Board;

company includes any body corporate, wherever incorporated;

Deed of Adherence means a deed of adherence in the agreed form;

Directors means the Company’s directors;

Equity Proportions means the respective proportions in which the Vendor Shareholder(s) and the Purchaser Shareholder(s) (or Indalex Shareholder(s)) hold Shares from time to time which will immediately after completion of the Hongjia Acquisition and the Nanhua Acquisition be, in the case of the Vendor Shareholder(s), approximately 70.7% and, in the case of the Purchaser Shareholder(s), approximately 25.1% (and Equity Proportion shall be construed accordingly);

Fair Price means the open market value of the relevant Shares between a willing seller and a willing third party buyer at the date of the Transfer Notice without any premium or discount by reference to the percentage of the Shares being sold or transferred;

Financial Year means a financial period of the Company (commencing on 1 July and ending on 30 June);

Group means the Company and its Subsidiaries for the time being, and, following completion of the Hongjia Acquisition and the Nanhua Acquisition, the Group shall be deemed to include the sino-foreign equity joint venture enterprises to be established pursuant to the Hongjia Agreement and the Nanhua Agreement;

Group Member means any member of the Group;

Hong Kong Listing Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

Hong Kong Stock Exchange means The Stock Exchange of Hong Kong Limited;

Indalex Group means Indalex and its Subsidiaries from time to time;

Indalex Group Member means any member of the Indalex Group;

Indalex Parties means Indalex America Inc., Indalex Limited, Indalex and Indalex West Inc.;

Insolvency Event has the meaning given to that expression in clause 16;

Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Joint Working Party, in relation to any matter, means a joint working party established pursuant to clause 4.9 by representatives from both (i) Indalex and (ii) the Vendor or the Company to consider such matter;

Kwong means Kwong Wui Chun of 12th Floor, Railway Plaza, 39 Chatham Road South, Kowloon, Hong Kong;

Memorandum and Articles means the Company’s Memorandum and Articles of Association, as amended from time to time (and Memorandum and Articles shall be construed accordingly);

Memorandum of Understanding means the memorandum of understanding entered into between the Vendor and Indalex hereto dated 7 March 2001 (and effective on 8 March 2001);

Parties means the Vendor and the Purchaser (and Party shall be construed accordingly);

Purchaser Group means the Purchaser and its Subsidiaries from time to time;

Purchaser Group Member means any member of the Purchaser Group;

Purchaser Shareholder(s) means the holder or holders for the time being of Purchaser Shares;

Purchaser Shares means any Shares held by a Purchaser Group Member from time to time, being at the date hereof 541,935 Shares;

Regulatory Action means:

(a)                                  any order of a court of competent jurisdiction; or

(b)                                 any order, decision or conclusive view made, given or expressed by a competent supranational, governmental or regulatory authority or agency; or

(c)                                  an enactment of a legislative body which materially prohibits or restricts the carrying on of the business of the Group as contemplated by this Agreement;

Regulatory Approvals means any necessary approvals required by a party purchasing Shares of any competent supranational, governmental or regulatory agencies or authorities;

Reserved Shareholder Matters means those matters defined in clause 5;

Retained Employees means those employees listed in Schedule 6;

Shareholders means the holders of Shares from time to time (and Shareholder shall be construed accordingly);

Shares means ordinary shares of US$0.01 each in the Company’s capital;

Strategic Alliance Agreement means the supply agreement dated 6 September 2000 between the Indalex Parties and the Vendor (as novated as contemplated by the SPA);

Subsidiary means, in relation to an undertaking (the holding undertaking), any other undertaking in which the holding undertaking (or persons acting on its or their behalf) for the time being directly or indirectly holds or controls either:

(a)                                  a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters; or

(b)                                 the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters, and any undertaking which is a Subsidiary of another undertaking is also a Subsidiary of any further undertaking of which that other is a Subsidiary; Provided That, for the purposes of this Agreement, neither the Company nor any Subsidiary of the Company is to be regarded as a Subsidiary of the Vendor, the Purchaser or Indalex or any other Vendor Group Member, Purchaser Group Member or Indalex Group Member;

undertaking means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description;

Vendor Group means the Vendor and its Subsidiaries from time to time;

Vendor Group Member means any member of the Vendor Group;

Vendor Shareholder(s) means the holder or holders for the time being of Vendor Shares; and

Vendor Shares means any Shares held by a Vendor Group Member from time to time, being at the date hereof 1,526,518 Shares.

1.2                                 Terms not otherwise defined in this Agreement shall have the meanings attributed to them in the SPA.

1.3                                 Any reference in this Agreement to an amount in Hong Kong dollars (HKS) includes the equivalent amount at the relevant time in any other currency or combination of currencies.

1.4                                 The headings in this Agreement do not affect its interpretation.

1.5                                 A reference to a document in this Agreement in the agreed form is to a document agreed by the Parties and initialled by them or on their behalf for identification purposes.

1.6                                 Where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

Business of the Group

2.1                                 The business of the Group shall be the manufacture, sale and distribution of Aluminum Extrusion products and such other aluminum business as the Group may undertake pursuant to this Agreement.

2.2                                 The business of the Group shall be conducted in the best interests of the Group in accordance with applicable laws and the general principles of the then current Business Plan.

Capital and further finance

3.1                                 The Company’s issued share capital may be increased from time to time by such sum as the Parties may agree in accordance with this clause 3 and clause 5.

3.2                                 Subject to clause 3.5 below, the Parties intend that the Group should be self-financing and should obtain additional funds from third parties without recourse to its shareholders. Neither Party is obliged to contribute further funds for the Group’s benefit.

3.3                                 If the Board considers at any time that the Business requires further finance, the Board will consider whether or not to approach the Company’s bankers or other financial institutions or, in appropriate circumstances, to seek such further finance from the Parties. The Parties are not obliged to provide any further finance unless they agree on the amount and method of providing the finance. If they both so agree to provide further finance, the Vendor and the Purchaser (or, where the Purchaser fails to do so, Indalex) (or members of their respective Groups) shall contribute the agreed amount to the Company in the Equity Proportions as at the date of provision of the further finance (whether by subscribing for shares, stock or debentures or by way of loan or otherwise), at the same time and on the same terms (unless they agree otherwise).

3.4                                 Except as provided in clause 3.5, neither Party (nor any member of its respective Group) shall be obliged to participate for the benefit of the Group in any guarantee, bond or financing arrangement or similar undertaking with any bank or financial institution, whether as a guarantor or in any other capacity whatsoever.

3.5                                 The Purchaser undertakes that, in the event any bank or financial institution cancels or requires the restructuring or renewal of any guarantee, bond or financing arrangement or similar undertaking existing at the date of Completion between a Vendor Group Member and the relevant bank or financial institution for the benefit of the Group as listed in Schedule 5, or in respect of any guarantee, bond or financing arrangement or similar undertaking proposed to be entered into by any Group Member after Completion and not requiring the prior approval of the Vendor and the Purchaser pursuant to clause 5 (each, a Non-Reserved Shareholder Matter Guarantee), the Purchaser shall (or, where the Purchaser fails to do so, Indalex shall) participate (or procure that a member of its Group participates), with the relevant Vendor Group Member, in any such replacement, restructured or renewed guarantee, bond or financing or similar undertaking (each, a Replacement Guarantee) or any such Non-Reserved Shareholder Matter Guarantee.

3.6                                 If the Purchaser (or, as the case may be, Indalex, in which event Indalex shall be where the context so permits a Party for the purposes of this clause 3.6 only) is required to participate (or procure that a member of its Group participates) in any Replacement Guarantee or Non-Reserved Shareholder Matter Guarantee pursuant to clause 3.5, or if and to the extent that the Parties agree in accordance with clause 5 to participate (or agree to procure that members of their respective Groups participate) in any guarantee, bond or financing arrangement or similar undertaking (each, a Reserved Shareholder Matter Guarantee), then, unless the Parties agree otherwise, any liability or obligation to be assumed by them in relation to any such Replacement Guarantee, Non-Reserved Shareholder Matter Guarantee or Reserved Shareholder Matter Guarantee (each, a Guarantee) shall be borne by the Parties in the Equity Proportions as at the date of entering into of the relevant Guarantee. Any such liability or obligation shall be several and not joint or joint and several, unless they agree otherwise.

Directors and management

Board of Directors

4.1                                 The Board shall be responsible for the overall direction, supervision and management of the Group. For so long as members of the Purchaser Group or Indalex Group hold not less than ten per cent (10%) of the issued share capital of the Company, the Board shall not take any decision in relation to any of the Reserved Shareholder Matters without the prior approval of the Vendor and Indalex.

4.2                                 The Board shall comprise seven (7) Directors. The Purchaser shall have the right to appoint one (1) Director at any time and the remaining Directors shall be appointed by the Vendor.

4.3                                 A Party may appoint or remove a Director nominated by it by notice to the Company and to the other Party signed by it or on its behalf. Unless the notice indicates otherwise, the appointment or removal shall take effect when the notice is delivered to the Company and, upon receipt of such notice, the Parties shall procure that the Directors appointed by them promptly take all such actions as may be necessary to give effect to such appointment or removal. Any removal shall be without prejudice to any claim which any removed Director may have under any contract between him and the Company. A Party removing a Director shall indemnify the Company for any liability arising from the removal. Each Party shall consult with the other before appointing or removing a Director.

4.4                                 The quorum for transacting business at any Board meeting shall be at least two Directors present when the relevant business is transacted. A Director shall be regarded as present for the purposes of a quorum if represented by an alternate Director in accordance with clause 4.6.

4.5                                 At least fourteen (14) days’ written notice of any Board meeting shall be given to each of the Parties and to each Board member, unless the Parties approve a shorter notice period. Any notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting. If any matter is not identified in reasonable detail, the Board shall not decide on it.

4.6                                 The Board shall decide on matters by simple majority vote. Each Director shall have one vote. Any Director who is absent from a meeting may nominate any other Director to act as his alternate and to vote in his place at the meeting.

4.7                                 The Chairman shall not have a casting vote.

4.8                                 A copy of the minutes of all Board meetings shall be provided to each Director and to each Party within seven (7) days of each Board meeting.

Joint Working Parties

4.9                                 A Joint Working Party shall be established which shall consist of four (4) representatives, comprising equal numbers of representatives from both (i) Indalex and (ii) the Vendor or the Company.

4.10                           A Joint Working Party shall decide on matters by simple majority vote on a poll of all the representatives comprising the Joint Working Party. Each representative shall have one vote. No representative (nor any representative acting as chairman of a meeting held by a Joint Working Party to vote on any matter) shall have a casting vote.

4.11                           Any matter upon which the Joint Working Party fails to agree shall be adjourned to a second poll of all the representatives comprising the Joint Working Party to be taken within seven (7) Business Days of the adjournment. If the matter remains unresolved following such second poll, the matter shall be deemed to have been rejected by the Joint Working Party.

4.12                           The Vendor and Indalex shall procure that:

(a)                                  at least one representative has the necessary technical experience to advise other members of the Joint Working Party on the matter referred to it; and

(b)                                 their respective nominated representatives on the Joint Working Party:

(i)                        devote such time and effort in their consideration of the matter referred to it as is necessary for them to make an informed assessment of the matter;

(ii)                     act in the best interests of the Group; and

(iii)                  give to the Board detailed reasons for their decisions on matters referred to the Joint Working Party.

4.13                           The procedures for the conduct of Board meetings provided in clauses 4.3 to 4.5 and clause 4.8 shall apply to meetings of the Joint Working Party, mutatis mutandis, as if references to Board and Directors shall mean the Joint Working Party and its members, respectively.

Business Plan and Budget

4.14                           The Vendor shall procure that a copy of each Business Plan and Budget is provided to the Purchaser for review at least thirty (30) days before it is submitted to the Board for approval or before it is otherwise submitted to the Company for adoption.

Retained Employees

4.15                           The Vendor undertakes:

(a)                                  to ensure that the employment agreements between the Vendor or, in the case of Ms June Yip, the Company and the Retained Employees (the Retained Employee Agreements) shall provide that the Retained Employees shall devote on average not less than eighty per cent (80%) of their normal weekly working hours to conducting the business and affairs of the Company for so long as they remain employees of the Vendor Group or, in the case of Ms June Yip, the Company;

(b)                                 that it shall use its best endeavours to ensure that the Retained Employee Agreements shall contain non-compete restrictions satisfactory to the Purchaser; and

(c)                                  to ensure that the Retained Employee Agreements shall not be amended without the prior written approval of the Purchaser.

RESERVED SHAREHOLDER MATTERS AND DEADLOCK

Reserved Shareholder Matters

5.1                                 The Parties shall use their respective powers to ensure, for so long as members of the Purchaser Group or the Indalex Group hold not less than ten per cent (10%) of the issued share capital of the Company, that none of the actions specified in clause 5.2 (Reserved Shareholder Matters) is taken (whether by the Board, the Company, any Subsidiary of the Company or any of the officers or managers within the Group) unless the Vendor and Indalex give their prior approval to proceed in accordance with clause 5.3.

5.2                                 The Reserved Shareholder Matters are:

(a)                                  altering the Memorandum and/or Articles or other constitutional documents of any Group Member;

(b)                                 except with the approval of a Joint Working Party as provided in clause 5.4, issuing new shares or securities or otherwise changing the authorised or issued share capital of any Group Member or any Group Member increasing (or reducing) its shareholding in any other company;

(c)                                  materially changing the nature or scope of the Business of any Group Member;

(d)                                 any Group Member borrowing or raising money or entering into any commitment to borrow or raise money (including entering into any finance lease, but excluding normal trade credit or trade facilities entered into in the ordinary course of business) which would result in the Group’s aggregate actual and contingent borrowings exceeding HK$10,000,000 (or such other amount as the Vendor and Indalex may agree from time to time);

(e)                                  any Group Member entering into any guarantee agreement or arrangement for the benefit of any person other than a member of the Group;

(f)                                    any Group Member incurring any capital expenditure in respect of all items and projects in aggregate in excess of HK$15,000,000 (or such other amounts as the Vendor and Indalex may agree from time to time);

(g)                                 any Group Company disposing of (whether in a single transaction or series of transactions) any business (or any material part of any business) or any shares in any company;

(h)                                 except with the approval of a Joint Working Party as provided in clause 5.4, any Group Member acquiring (whether in a single transaction or series of transactions) any Aluminum Extrusion business (or any material part of any

Aluminum Extrusion business) or any shares in any company which carries on the business of Aluminum Extrusion;

(i)                                     any Group Member acquiring (whether in a single transaction or series of transactions) any business other than Aluminum Extrusion (or any material part of any business other than Aluminum Extrusion) or any shares in any company which carries on any business other than Aluminum Extrusion;

(j)                                     any Group Member entering into (or terminating) any material partnership, joint venture, profit-sharing agreement, technology licence or collaboration (other than a contract entered into in the ordinary course of business, the novation of the Strategic Alliance Agreement by the Vendor to the Company, and the termination of such novated Strategic Alliance Agreement where the Company has an accrued right to do so);

(k)                                  any Group Member entering into any contract, liability or commitment which:

(i)                                     is of a long term nature; for this purpose long term means continuing for more than two (2) calendar years and not terminable without the payment of damages of less than HK$5,000,000;

(ii)                                  could involve an obligation of a material magnitude or nature; for this purpose material means a liability for expenditure (excluding the purchase of aluminum ingots and scrap) in excess of HK$20,000,000; or

(iii)                               is outside the ordinary course of business of the Group;

unless a contract satisfies such authorisation criteria as the Vendor and Indalex may approve from time to time as part of the procedures for any Group Member entering into contracts;

(l)                                     any Group Member entering into any transaction which would constitute a connected transaction as defined in chapter 14 of the Hong Kong Listing Rules;

(m)                               major decisions relating to the conduct (including the settlement) of material legal proceedings to which any Group Member is a party, excluding legal proceedings against Indalex or any of its affiliates; for these purposes material means a potential liability or claim of more than HK$10,000,000;

(n)                                 any transaction between any Group Member and any Vendor Group Member (save for another Group Member) which is either:

(i)                        outside the ordinary course of business; or

(ii)                     within the ordinary course of business but has a value of more than HK$10,000,000 or is not on commercial arm’s length terms;

(o)                                 creating any mortgage, charge, encumbrance or other security interest of any nature in respect of all or any material part of any Group Member’s undertaking, property or assets;

(p)                                 any Group Member making any material acquisition or disposal (including any material acquisition or grant of any licence) of or relating to any Intellectual Property Rights;

(q)                                 any proposal or proceedings to wind up any Group Member.

5.3                                 Approval to any of the Reserved Shareholder Matters (or to any variation thereof) shall be given either in writing by the Vendor and Indalex or by their respective representatives at a general meeting of the Company held in accordance with clause 5.5.

5.4                                 Notwithstanding the provisions of clauses 5.2 and 5.3, the Reserved Shareholder Matters described in clause 5.2(b) and clause 5.2(h) may be approved by a majority vote of a Joint Working Party made in accordance with clause 4.10 or clause 4.11.

5.5                                 General meetings of Shareholders shall take place in accordance with the applicable provisions of the Articles including on the basis that:

(a)                                  subject to sub-clause (e) below, the quorum shall be one (1) duly authorised representative of the Vendor Shareholder(s) and one (1) duly authorised representative of the Purchaser Shareholder(s);

(b)                                 the notice of meeting shall set out an agenda identifying in reasonable detail the matters to be discussed (unless the Shareholders agree otherwise);

(c)                                  the chairman of the meeting shall not have a casting vote;

(d)                                 save as otherwise provided in clauses 5.1, 5.3 and 5.4, a decision to approve any of the Reserved Shareholder Matters shall require a unanimous vote of the Vendor and Indalex;

(e)                                  if at any general meeting of Shareholders, the quorum specified in paragraph (a) above is not present within thirty (30) minutes from the time when the meeting should have begun, the meeting shall be adjourned for seven (7) Business Days to be held at the same venue and at that adjourned meeting any two holders of Shares present in person or by proxy shall be a quorum.

Any matters requiring a general meeting of or approval by the Shareholders under relevant corporate laws, but not covered by the Reserved Shareholder Matters, shall be dealt with in accordance with the Memorandum and Articles.

Deadlock

5.6                                 If a deadlock arises because the Parties fail to agree any Reserved Shareholder Matter, the matter shall be adjourned to a general meeting of Shareholders. If the matter remains unresolved following a general meeting of Shareholders, it shall be referred to the chairman of the Vendor and the chief executive of Indalex with a view to it being resolved as early as possible in the best interests of the Group. Each Party shall endeavour to resolve any disagreement in the best interests of the Group.

5.7                                 If the deadlocked matter cannot be resolved within thirty (30) days after referring the dispute to the chairman of the Vendor and the chief executive of Indalex pursuant to clause 5.6 or if Indalex otherwise serves a written notice on the Vendor declaring that a deadlock has arisen (each, a Deadlock) the Purchaser (or any Purchaser Shareholder or Indalex Shareholder) shall be entitled to transfer all (and not some only) of its Shares to a third party subject to the provisions of clause 14 and Schedule 1 or to exercise the Put Option described in Part A of Schedule 2.

5.8                                 Any purported resolution of a Deadlock prior to the Purchaser (or any Purchaser Shareholder or Indalex Shareholder) transferring all of its Shares to a third party, or exercising its Put Option, pursuant to clause 5.7 shall not be effective until the resolution of the Deadlock is confirmed by the Parties in writing.

Dilution

5.9                                 The Parties agree that, in the event the aggregate holding of Shares by Purchaser Group Members and Indalex Group Members is diluted other than as a result of a disposal by the Purchaser (or any Purchaser Shareholder) of some or all of its Shares to below 25% of the entire issued share capital of the Company, but subject to the aggregate holding of Shares by Purchaser Group Members and Indalex Group Members being not less than ten per cent (10%) of the entire issued share capital of the Company, the Purchaser will be deemed to continue to be entitled to all the rights available to it under applicable laws as though it held over 25% of the entire issued share capital of the Company.

Financial matters

6.1                                 The Company shall adopt accounting principles approved by the Board from time to time in relation to its financial statements.

6.2                                 The Company’s auditors shall be Ernst & Young or such other firm of certified public accountants of recognised international standing as the Parties may agree from time to time.

6.3                                 The Company’s Financial Year shall be 1 July to 30 June, unless the Parties agree otherwise.

6.4                                 The Parties shall, unless they agree otherwise in relation to any Financial Year, take all steps to ensure that in respect of each Financial Year the Company distributes to the Parties not less than forty per cent (40%) (or such other percentage as the Parties may agree from time to time in writing) of the realised profits of the Company for that Financial Year.

Information and Reporting

7.1                                 Each Party may examine the separate books, records and accounts to be kept by each Group Member. Each Party shall be entitled to receive all information, including monthly management accounts and operating statistics and other trading and financial information, in such form as a Party reasonably requires to keep it properly informed about the business and affairs of the Group and generally to protect its interests as a Shareholder.

7.2                                 Without prejudice to the generality of clause 7.1, the Company shall supply the Parties with copies of:

(a)                                  within sixty (60) days after the end of each Financial Year, audited accounts for each Group Member (complying with all relevant legal requirements) and the Group’s audited consolidated accounts, except that, in respect of the year 2001, such accounts shall be provided within ninety (90) days after the end of the Financial Year;

(b)                                 within thirty (30) days before the commencement of each Financial Year commencing 1 July 2001, a Business Plan and itemised revenue and capital Budgets for that Financial Year showing proposed trading and cash flow figures, manning levels and all material proposed acquisitions, disposals and other commitments for that Financial Year, and

(c)                                  within seven (7) days after the end of each calendar month, monthly management accounts of the Group, except that, in respect of the first three (3) calendar months immediately following Completion, the Vendor shall be permitted to supply the monthly management accounts for this three (3) month period within seven (7) days after the end of the three (3) month period; the monthly management accounts shall include a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the principal divisions of the Group including a statement of progress against the relevant Business Plan, a statement of any variation from the revenue Budget and up-to-date forecasts for the balance of the relevant Financial Year and itemising all transactions referred to in the capital Budget entered into by the Group during that period.

7.3                                 The Company shall procure that financial reports (which shall include management commentaries) are prepared and provided to the Purchaser monthly within seven (7) days after the end of each calendar month or at such other intervals as may be requested by the Purchaser and agreed by the Vendor from time to time, except that, in respect of the first three (3) calendar months immediately following Completion, the Vendor shall be permitted to supply such financial reports (and management commentaries) for this three (3) month period within seven (7) days after the end of the three (3) month period.

7.4                                 The Company shall ensure that the Purchaser’s auditors are allowed, upon reasonable notice and during normal business hours, access to such books, records,

accounts and other information relating to the Company as may be necessary for them to review the information provided to Purchaser pursuant to clauses 7.2 and 7.3.

7.5                                 Without prejudice to clause 8, the Purchaser shall use its best endeavours to ensure that any of the information provided to it under this clause 7 is not, directly or indirectly, released to the public without giving the Vendor at least one (1) Business Day’s notice in writing of such disclosure and providing the Vendor with a draft of the intended disclosure.

Confidentiality

8.1                                 Each party shall use (and shall ensure that each of its Subsidiaries shall use) all reasonable endeavours to keep confidential (and to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information:

(a)                                  which it may have or acquire before or after the date of this Agreement in relation to any Group Member’s customers, business, assets or affairs; this includes, without limitation, any such information provided pursuant to clause 7 or otherwise coming to its knowledge;

(b)                                 which it may have or acquire before or after the date of this Agreement in relation to the customers, business, assets or affairs of any Vendor Group Member (if the party is the Purchaser or Indalex) or of any Purchaser Group Member or Indalex Group Member (if the party is the Vendor) resulting from:

(i)                        negotiating this Agreement or examining the business or affairs of the Group;

(ii)                     being a shareholder in the Company;

(iii)                  having appointees on the Board; or

(iv)                 exercising its rights or performing its obligations under this Agreement; or

(c)                                  which relates to the contents of this Agreement or the SPA (or any agreement or arrangement entered into pursuant to this Agreement or the SPA).

No party shall use for its own business purposes or disclose to any third party any such information (collectively, Confidential Information) without the consent of the other parties, which if the same is for the promotion of the Business shall not be unreasonably withheld.

8.2                                 The obligation of confidentiality under clause 8.1 does not apply to:

(a)                                  the disclosure (subject to clause 8.3) on a ‘need to know’ basis to a company which is another Vendor Group Member, Purchaser Group Member or Indalex Group Member (as the case may be) where the disclosure is for a purpose reasonably incidental to this Agreement;

(b)                                 information which is independently developed by the relevant party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

(c)                                  the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation (subject to clause 7.5) or any binding judgment, order or requirement of any court or other competent authority;

(d)                                 the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group;

(e)                                  the disclosure (subject to clause 8.3) in confidence to a party’s professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement;

(f)                                    information which becomes within the public domain (otherwise than as a result of a breach of this clause 8); or

(g)                                 any announcement made in accordance with the terms of clause 24.

8.3                                 Each party shall inform (and shall ensure that any Subsidiary shall inform) any officer, employee or agent or any professional or other adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

(a)                                  to keep it confidential; and

(b)                                 not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

The disclosing party is responsible for any breach of this clause 8 by the person to whom the Confidential Information is disclosed.

8.4                                 If this Agreement terminates, either party may by notice require the other parties to return the first party’s Confidential Information. If so, the other parties shall (and shall ensure that its Subsidiaries and its officers and employees and those of its Subsidiaries shall):

(a)                                  return all documents containing Confidential Information which have been provided by or on behalf of the party demanding the return of Confidential Information; and

(b)                                 destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information

(save, in each case, for any submission to or filings with governmental, tax or regulatory authorities). The other parties shall return or destroy the Confidential Information as soon as practicable after receiving notice.

8.5                                 The provisions of this clause 8 continue to apply if this Agreement is terminated.

OPPORTUNITY TO CO-INVEST/CO-PARTICIPATE

9.1                                 For the duration of this Agreement, to the extent that any opportunity to invest or participate in any business or venture involved in the aluminum business or involving the sale and distribution of aluminum products arises to any Vendor Group Member, any Group Member or Kwong, the Vendor shall not, and it shall procure that no Vendor Group Member or Group Member shall, except as permitted in this clause 9, invest or participate in any such business or venture unless and until the Purchaser and Indalex have been offered the opportunity to co-invest or co-participate in such business or venture in accordance with this clause 9.

9.2                                 Upon receipt of such opportunity referred to in clause 9.1, the Vendor shall promptly and in good faith make available to the Purchaser and Indalex by notice in writing (the Co-Participation Notice) the opportunity to co-invest or co-participate in such business or venture on reasonable commercial terms which are equal (so far as possible) to those offered to the Vendor Group Member, Group Member or Kwong.

9.3                                 In the event that an opportunity to co-invest or co-participate in a business or venture is made available to the Purchaser and Indalex pursuant to clause 9.2, the Vendor shall not, and it shall procure that no Vendor Group Member or Group Member shall, invest or participate in any such business or venture unless (a) within thirty (30) Business Days of receipt of a Co-Participation Notice, the Purchaser or Indalex gives written notice to the Vendor of its desire to co-invest or co-participate in the business or venture, in which event the Vendor Group Member or Group Member stipulated by the Purchaser or Indalex shall be permitted to co-invest or co-participate with the Purchaser or Indalex and the provisions of clause 9.6 shall apply or (b) such investment or participation is made in accordance with clause 9.4 or clause 9.5.

9.4                                 If the opportunity arising to the Vendor Group Member, Group Member or Kwong to invest or participate is in an aluminum business or venture other than Aluminum Extrusion and neither the Purchaser nor Indalex elects to co-invest or co-participate in such business or venture in accordance with clauses 9.3 and 9.6, any Vendor Group Member (but not a Group Member) shall be permitted to invest or participate in the business or venture and, in relation to any such new business or venture, the Vendor and the Company undertake that, provided Purchaser Group Members or Indalex Group Members hold not less than ten per cent (10%) of the issued share capital of the Company at the time of completion of such investment or participation:

(a)                                  no right (either actual or contingent) to acquire any shares or other rights over any shares (either issued or unissued) in any member of the Group shall be granted or transferred to any person; and

(b)                                 no Group Member shall borrow, guarantee or raise any money or enter into any commitment to borrow, guarantee or raise money to finance the investment or participation, and that any shares transferred or issued as consideration or otherwise shall be shares in the Vendor and that the Vendor shall be the entity which borrows or raises money or enters into any commitment to borrow or raise money to fund or assist in the funding of the investment or participation.

9.5                                 If the opportunity arising to the Vendor Group Member, Group Member or Kwong to invest or participate is in an Aluminum Extrusion business or venture and neither the Purchaser nor Indalex elects to co-invest or co-participate in such business or venture in accordance with clause 9.3, the opportunity to invest or participate shall be referred to a Joint Working Party. If the Joint Working Party approves the opportunity, any Vendor Group Member or Group Member approved by the Joint Working Party shall be permitted to invest or participate in the business or venture. If the Joint Working Party does not approve the opportunity, neither the Vendor or the Company, nor any Vendor Group Member or Group Member, shall be permitted to invest or participate in the business or venture.

9.6                                 If the Purchaser or Indalex elects to co-invest or co-participate in the business or venture made available to it pursuant to clause 9.2, the Purchaser or Indalex (as the case may be) shall have the option to co-invest or co-participate up to an amount representing such percentage of the amount of investment being made available to the relevant Vendor Group Member or Group Member as is equivalent to the Equity Proportion of the Purchaser Shareholder(s) (or Indalex Shareholder(s)) at the time of the giving of written notice by Indalex of its desire to co-invest or co-participate in the business or venture.

REGULATORY MATTERS

10.1                           The Parties shall co-operate with each other to ensure that all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing made in respect of this Agreement, or the transactions contemplated by it, is supplied to the Party dealing with such notification and filing and that they are properly, accurately and promptly made.

10.2                           If any material Regulatory Action is taken or threatened, the Parties shall promptly meet to discuss:

(a)                                  the situation and the action to be taken as a result; and

(b)                                 whether any modification to the terms of this Agreement (or any agreement entered into pursuant to this Agreement) should be made in order that any requirement (whether as a condition of giving any approval, exemption, clearance or consent or otherwise) of any regulatory authority may be reconciled with, and within the intended scope of, the business arrangement contemplated by this Agreement. The Parties shall co-operate to give effect to any agreed modifications.

INTELLECTUAL PROPERTY

11.                                 The provisions of Schedule 3 apply in relation to Intellectual Property Rights which the Vendor, the Purchaser and Indalex are to make available to the Company.

RELATIONSHIP WITH VENDOR GROUP AND INDALEX GROUP

12.1                           If any Group Member has or may have any claim against a Party arising out of any agreement entered into by any Group Member and any member of that Party’s Group, that Party will ensure that neither it, nor any Director nominated by it, shall do anything to prevent or hinder the Group Member asserting or enforcing the claim against that Party or the relevant member of its Group and that it, and any Directors nominated by it, shall, if necessary, enable all decisions regarding such claims to be taken by the relevant Group Member wishing to assert or enforce the claim. This is without prejudice to any right of the first mentioned Party itself to dispute the claim.

12.2                           The Parties confirm their intention to promote the best interests of the Group and to consult fully on all matters materially affecting the development of the business of the Group. Each Party shall act in good faith towards the other in order to promote the success of the Group.

TAX MATTERS

13.                                 Each Party agrees to co-operate, and ensure that its Subsidiaries co-operate, to such extent as may be reasonably requested in connection with the making of any returns, claims or elections for Taxation purposes:

(a)                                  by the other Party in relation to the Taxation affairs of any member (or former member) of its Group for any period ending before Completion; or

(b)                                 by the Company (or any other Group Member) in relation to the Taxation affairs of the Group.

TRANSFER OF SHARES, ISSUANCE OF SHARES AND OPTIONS TO ACQUIRE SHARES

General

14.1                           Except for transfers made pursuant to the provisions of clauses 5.7 (in respect of any exercise of the Put Option pursuant thereto), 15, 16 or 17 and Schedules 2 or 4, the provisions of Schedule 1 shall apply in relation to any transfer, or proposed transfer, of Shares in the Company or any interest in those Shares.

Shareholder ceasing to be a Subsidiary

14.2                           Without prejudice to clause 19, each of the Vendor and the Purchaser undertakes to ensure that any of its Subsidiaries holding Shares shall transfer all of the Shares which it then holds to the Party of which it is a Subsidiary (or to a wholly-owned Subsidiary of that Party) before any such Subsidiary ceases being a Subsidiary of it at any time.

Tag-along

14.3                           In the event that the Vendor (or any Vendor Shareholder) (the Seller) wishes to sell all of its Shares (the Seller’s Shares) to a third party purchaser (the Third Party Purchaser), it shall do so in accordance with the provisions of Schedule 1 and shall procure that the transfer notice which it gives under paragraph 5 of Schedule 1 (the Transfer Notice) is accompanied by an offer from the Third Party Purchaser to the Purchaser (the Continuing Party) to buy all the Shares held by the Continuing Party (or any Purchaser Shareholder or Indalex Shareholder) (the Continuing Party’s Shares) on the same terms (including price per Share) as are set out in the Transfer Notice (the Tag-along Offer). The Tag-along Offer shall be expressed to be irrevocable and open for acceptance by the Continuing Party during the acceptance period prescribed in paragraph 6 of Schedule 1 (the Acceptance Period). The Continuing Party shall be entitled to elect to purchase the Seller’s Shares pursuant to paragraph 6 of Schedule 1, or to accept the Tag-along Offer, during the Acceptance Period. If the Continuing Party accepts the Tag-along Offer, the sale of the Continuing Party’s Shares to the Third Party Purchaser shall take place on the terms contained in paragraphs 11 (a) to (h) of Schedule 1. If, within the Acceptance Period, the Continuing Party neither gives notice to the Seller that it wishes to purchase the Seller’s Shares nor accepts the Tag-along Offer, the Seller shall be entitled to sell the Seller’s Shares to the Third Party Purchaser free from any restrictions on transfer provided in Schedule 1; Provided That, if the Transfer Notice is not accompanied by the Tag-along Offer, notwithstanding any provision to the contrary contained in this Agreement, the Seller shall not be permitted to sell any of the Seller’s Shares to the Third Party Purchaser. If the Continuing Party elects to accept the Tag-along Offer, it (or the relevant Purchaser Shareholder or Indalex Shareholder) shall warrant to the Third Party Purchaser that it is the sole legal and beneficial owner of the Continuing Party’s Shares free from all encumbrances and shall agree to the sale of the Continuing Party’s Shares to the Third Party Purchaser free from all encumbrances together with all rights attaching thereto as at the date of the Transfer Notice.

Issue of new shares

14.4                           Except for 43,142 Shares issued pursuant to the Hongjia Agreement and 47,978 Shares issued pursuant to the Nanhua Agreement, for the duration of this Agreement, no new shares in the capital of the Company, nor any option to acquire new shares in the capital of the Company, shall be issued or granted, as the case may be, to any person unless such shares or option to acquire new shares are first offered to the then Shareholders pro rata their existing holdings of Shares and the provisions of paragraphs 5 to 11 of Schedule 1 shall apply, mutatis mutandis, as if references to transfer shall mean issuance of new shares or grant of options to acquire new shares, as the case may be.

Effect of material breach

14.5                           Neither Party shall be entitled to make any transfer of its Shares otherwise permitted under this clause 14 and Schedule 1 for so long as it is in material breach of its obligations under this Agreement or under clause 8 of the SPA.

PUT AND CALL OPTIONS

15.1                           The Parties agree to be bound by the provisions of Schedule 2, and the provisions of clause 14 and Schedule 1 shall not apply to any transfers made pursuant to this clause 15 and Schedule 2.

15.2                           The Vendor shall be entitled at any time to seek the Purchaser’s agreement to sell all of the Shares held by the Purchaser Group (the Purchaser Group Shares) to the Vendor in accordance with the provisions of Part B of Schedule 2, mutatis mutandis, as if references to the Purchaser shall mean the Vendor, and vice versa; Provided That, the price payable by the Vendor for the Purchaser Group Shares shall be calculated in accordance with paragraphs 7(a) or 7(b) (and not paragraphs 7(c) or 7(d)) of Schedule 2, as the case may be; and Provided Further That, the Purchaser shall be entitled at its absolute discretion without providing any reason therefor to refuse to sell the Purchaser Group Shares to the Vendor upon such a request.

15.3                           The Purchaser shall not be entitled to exercise the Put Option or Call Option pursuant to this clause 15 and Schedule 2 for so long as it is in material breach of its obligations under this Agreement or under clause 8 of the SPA.

INSOLVENCY

16.                                 The provisions of Schedule 4 shall apply on the occurrence of an Insolvency Event, and the provisions of clause 14 and Schedule 1 shall not apply to any transfers made pursuant to this clause 16 and Schedule 4. It is an Insolvency Event in relation to a Party if:

(a)                                  a court of competent jurisdiction makes an order or a resolution is passed, for the dissolution or administration of that Party (otherwise than in the course of a reorganisation or restructuring previously approved in writing by the other Party); or

(b)                                 any person other than a member of the other Party’s Group takes any step to appoint a liquidator, manager, receiver, administrator, administrative receiver or other similar officer in respect of any of its material assets which include either (i) the Shares held by that Party or any Subsidiary of it or (ii) shares in that Party or any holding company of it; or

(c)                                  that Party convenes a meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors;

and reference to a Party in this clause (other than any reference to the other Party) includes any Shareholder in that Party’s Group or any holding company of that Party.

DEFAULT

17.1                           If the Vendor (or any member of its Group) commits a material breach of this Agreement (a Vendor Breach), the Purchaser may serve notice upon the Vendor (a Vendor Default Notice). The Vendor Default Notice shall specify the Vendor Breach and require the Vendor immediately to stop the Vendor Breach and, to the extent that it is possible, to make good the results of the Vendor Breach within thirty (30) days. This does not affect the Purchaser’s right subsequently to claim damages or other compensation under applicable law for the Vendor Breach or, where appropriate, to seek an immediate remedy of an injunction, specific performance or similar court order to enforce the Vendor’s obligations.

17.2                           If the Purchaser (or any member of its Group) commits a material breach of this Agreement (a Purchaser Breach), the Vendor may serve notice upon the Purchaser (a Purchaser Default Notice). The Purchaser Default Notice shall specify the Purchaser Breach and require the Purchaser immediately to stop the Purchaser Breach and, to the extent that it is possible, to make good the results of the Purchaser Breach within thirty (30) days. This does not affect the Vendor’s right subsequently to claim damages or other compensation under applicable law for the Purchaser Breach or, where appropriate, to seek an immediate remedy of an injunction, specific performance or similar court order to enforce Indalex’s obligations.

17.3                           If the Vendor fails within thirty (30) days of the Vendor Default Notice to stop and, to the extent that it is possible, remedy the Vendor Breach as required in the Vendor Default Notice, the Purchaser shall be entitled to elect either to exercise the Put Option or the Call Option described in Parts A and B of Schedule 2.

17.4                           The Purchaser shall not be entitled to exercise the Put Option or Call Option pursuant to this clause 17 and Schedule 2 for so long as it is in material breach of its obligations under this Agreement or under clause 8 of the SPA.

PARENT COMPANY ASSURANCES

18.1                           So far as it is legally able, each Party agrees with the other to exercise all voting rights and powers (direct or indirect) available to it in relation to any person and/or the Company to ensure that the provisions of this Agreement (and the other agreements referred to in this Agreement) are completely and punctually fulfilled, observed and performed and generally that full effect is given to the principles set out in this Agreement and each Party agrees with the other that it shall not rely on any contrary fiduciary duties of its Directors to frustrate the operation of this clause 18.1.

18.2                           Each Party shall ensure that its Subsidiaries perform:

(a)                                  all obligations under this Agreement which are expressed to relate to members of its respective Group (whether as Shareholders or otherwise); and

(b)                                 all obligations under any agreement entered into by any of its Subsidiaries pursuant to this Agreement.

The liability of a Party under this clause 18.2 shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to any of its Subsidiaries or any third party or any other act, event or omission which but for this clause would operate to impair or discharge the liability of such Party under this clause 18.2.

18.3                           If Shares are at any time held by two or more members of its Group, each Party shall ensure that each such member appoints the relevant Party its attorney with authority (or otherwise authorises the relevant Party) at any time or from time to time to execute such proxies, mandates, written resolutions and other documents as are required to enable that Party to exercise the voting rights attaching to the Shares held by members of its Group.

Assignment

19.1                           It is acknowledged and agreed by the Vendor that the Purchaser may at any time following Completion effect a corporate reorganisation of the Purchaser’s Group and/or the Indalex Group whereby the Purchaser may sell or transfer (or procure the sale or transfer of) all or any of the Purchaser Shares to Indalex or any wholly-owned Subsidiary of either the Purchaser or Indalex. Accordingly, subject to clause 19.2, the Vendor agrees that the benefit of this Agreement may be assigned (in whole or in part) by the Purchaser without the consent of the Vendor to, and may be enforced by, Indalex or any wholly-owned Subsidiary of either the Purchaser or Indalex which is the legal and/or beneficial owner for the time being of any or all of the Purchaser Shares as if it were the Purchaser under this Agreement.

19.2                           If the benefit of the whole or any part of this Agreement is assigned by the Purchaser to Indalex or any of either the Purchaser’s or Indalex’s wholly-owned Subsidiaries in accordance with clause 19.1, that company may at any time assign the same to Indalex or any other wholly-owned Subsidiary of either the Purchaser or Indalex and where any such assignee subsequently ceases to be a wholly-owned Subsidiary of either the Purchaser or Indalex, the Purchaser or Indalex, as the case may be, shall procure that before it so ceases to be a wholly-owned Subsidiary it shall assign that benefit to Indalex, to the Purchaser or to another continuing wholly-owned Subsidiary of either the Purchaser or Indalex.

19.3                           It is acknowledged and agreed by Indalex and the Purchaser that the Vendor may at any time following Completion effect an intra-group reorganisation of the Vendor Group whereby, subject to obtaining the Purchaser’s prior written consent (not to be unreasonably withheld or delayed), the Vendor may sell or transfer all or any of the Vendor Shares to any other wholly-owned Subsidiary of the Vendor. Accordingly, subject to clause 19.4, Indalex and the Purchaser agree that the benefit of this Agreement may be assigned (in whole or in part) by the Vendor, subject to obtaining the Purchaser’s prior written consent (not to be unreasonably withheld or delayed), to, and may be enforced by, any wholly-owned Subsidiary of the Vendor which is the legal and/or the beneficial owner for the time being of any or all of the Vendor Shares as if it were the Vendor under this Agreement.

19.4                           If the benefit of the whole or any part of this Agreement is assigned by the Vendor to any of its wholly-owned Subsidiaries in accordance with clause 19.3, that member of the Vendor Group may, subject to obtaining the Purchaser’s prior written consent (not to be unreasonably withheld or delayed), at any time assign the same to any other wholly-owned Subsidiary of the Vendor Group and where any such assignee subsequently ceases to be a wholly-owned Subsidiary of the Vendor, the Vendor shall procure that before it so ceases to be a wholly-owned Subsidiary it shall assign that benefit to the Vendor or to another continuing wholly-owned Subsidiary of the Vendor, subject to obtaining the Purchaser’s prior written consent (not to be unreasonably withheld or delayed).

19.5                           Save as otherwise provided in this Agreement, no Party, nor any Shareholder in its Group, shall, nor shall purport, to assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Party.

Waiver of rights

20.                                 No waiver by a party of a failure by the other party to perform any provision of this Agreement operates or is to be construed as a waiver in respect of any other failure whether of a like or different character.

AMENDMENTS

21.                                 A variation of this Agreement (or of any of the documents referred to in it) is valid only if it is in writing and signed by or on behalf of each party (except that a variation of any provision of this Agreement which only affects the respective rights and obligations of the Vendor, the Purchaser and Indalex or either of them as between themselves does not need the Company’s agreement).

INVALIDITY

22.                                 If any provision of this Agreement is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Agreement. This shall not invalidate any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

No partnership or agency

23.1                           Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the parties nor, except as may be expressly set out in it, constitute either party the agent of the other for any purpose.

23.2                           Unless the parties agree otherwise in writing, none of them shall:

(a)                                  enter into any contracts or commitments with third parties as agent for any Group Member or for the other party; or

(b)                                 describe itself as such an agent or in any way hold itself out as being such an agent.

Announcements

24.1                           No formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to clause 24.2) be made or issued by or on behalf of either party or any of its Subsidiaries without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed).

24.2                           If a party has an obligation to make or issue any announcement required by law or by any stock exchange or by any governmental authority, the relevant party shall give the other parties every reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal and/or stock exchange obligations).

Costs

25.                                 Each of the parties shall pay its own costs, charges and expenses (including taxation) incurred in connection with negotiating, preparing and implementing this Agreement.

Entire agreement

26.                                 This Agreement, the SPA, the Deed of Undertaking and the Tax Indemnity set out the entire agreement and understanding between the parties with respect to their relationship following the Acquisition. This Agreement supersedes the Memorandum of Understanding, which shall cease to have any further force or effect.

Conflict with articles

27.1                           If the provisions of this Agreement conflict with the Memorandum and Articles or the Company’s other constitutional documents or those of any other Group Member, the provisions of this Agreement shall prevail as between the Parties. The Parties shall:

(a)                                exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

(b)                                 (if necessary) ensure that any required amendment is made to the Memorandum and Articles or other constitutional document of the Company or any Group Member.

27.2                           Without prejudice to the generality of clause 27.1, the provisions of this Agreement shall prevail in relation to the transfer of Shares and, accordingly, neither Party shall use the provisions of articles 37 to 41 of the Articles to frustrate the operation of clauses 5.7, 14,15,16 or 17 or Schedules 1, 2 or 4 of this Agreement.

Termination of Agreement

28.1                           This Agreement shall, unless otherwise terminated, continue in full force and effect for so long as Vendor Group Members and Purchaser Group Members hold Shares in the Company and shall terminate immediately if either Party ceases to be a Shareholder, except where a Party ceases to be a Shareholder pursuant to an intra-group transfer made in accordance with paragraph 12 of Schedule 1 or where, following a transfer by a Party to a third party, the third party enters into a Deed of Adherence substantially in the form attached as Part B of Schedule 7 and this Agreement is novated pursuant thereto.

28.2                           Subject to clause 5.2(q), this Agreement shall also terminate upon a resolution being passed to wind-up the Company. In such event, the Vendor and the Purchaser shall endeavour to agree a suitable basis for dealing with the Group’s interests and assets. Subject to this:

(a)                                  the Vendor and the Purchaser shall co-operate (but without any obligation to provide any additional finance) with a view to enabling all existing obligations of the Group to be completed insofar as its resources allow. The Vendor and the Purchaser shall consult together with a view to novating or re-allocating outstanding contracts within the Business in a suitable manner;

(b)                                 the Group shall not assume any new contractual obligation for the supply of products or services;

(c)                                  unless the Vendor and the Purchaser agree otherwise, the Parties shall ensure that the Company is wound-up as soon as practicable;

(d)                                 the Vendor, the Purchaser and Indalex shall be free to compete in any way within the field of the Business;

(e)                                  the Vendor shall promptly deliver up to the Purchaser and vice versa, and the Company shall as soon as reasonably practicable deliver up to the Vendor, the Purchaser or Indalex (as the case may be), all drawings, notes, copies or other representations of confidential information proprietary to and/or originating from the other party or its Group. Termination shall not affect the obligations of the parties under clause 8 (Confidentiality) which shall remain in full force and effect;

(f)                                    each Vendor Group Member, each Purchaser Group Member and each Indalex Group Member shall have free access to, and use of, any technology or products developed by the Company (whether by transfer of design and manufacturing rights or by appropriate non-exclusive licences). The Company shall deliver to each of the Vendor, the Purchaser and Indalex, and not to any

third party, copies of drawings, notes or other representations of confidential information proprietary to and/or originating from the Group.

Notices

29.1                           Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be:

(a)                                  sent by fax to the number set out in clause 29.2; or

(b)                                 delivered by hand or sent by prepaid recorded delivery, special delivery or registered post to the relevant address in clause 29.2.

In each case it shall be marked for the attention of the relevant party set out in clause 29.2 (or as otherwise notified from time to time under this Agreement). Any notice given by hand delivery, fax or post shall be deemed to have been duly given:

(a)                                  if hand delivered, when delivered;

(b)                                 if sent by fax, twelve (12) hours after the time of despatch;

(c)                                  if sent by recorded delivery, special delivery or registered post, at 10 am on the fifth Business Day from the date of posting unless there is evidence that it was received earlier than this and provided that, where (in the case of delivery by hand or by fax) the delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

29.2                           The addresses and fax numbers of the Parties for the purpose of clause 29.1 are:

(a)                                  Global Applied Technologies Holdings Limited:

Address:	12th Floor
Railway Plaza
39 Chatham Road South
Kowloon
Hong Kong

Fax:	+852 2156 8600

For the attention of:	The Chairman

(b)                                 Indalex UK Limited:

Address:	Novar House
24 Queen’s Road
Weybridge

Surrey, KT13 9UX
United Kingdom

Fax:	+44 1932 823 313

For the attention of:	The Group Company Secretary of Novar PLC

(c)                                  Indalex, Inc.:

Address:	3000 Lakeside Drive
Suite 309 South
Bannockburn
IL 60015
U.S.A.

Fax:	+1 847 295 3782

For the attention of:	The Company Secretary of Indalex, Inc.

with a copy to:

Novar PLC:

Address:	Novar House
24 Queen’s Road
Weybridge
Surrey, KT13 9UX
United Kingdom

Fax:	+44 1932 823 313

For the attention of:	The Group Company Secretary

(d)                                 China Aluminum Group Holdings (BVI) Limited:

Address:	c/o Global Applied Technologies Limited
12th Floor
Railway Plaza
39 Chatham Road South
Kowloon
Hong Kong

Fax:	+852 2156 8500

For the attention of:	The Chairman

29.3                           A party may notify any other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 29, provided that, such notice shall only be effective on:

(a)                                  the date specified in the notice as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

29.4                           In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

29.5                           All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

Counterparts

30.                                 This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Governing law, jurisdiction and process agent

31.1                           This Agreement shall be governed by, and interpreted in accordance with, the laws of Hong Kong.

31.2                           Each of the parties agrees that the courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the courts of Hong Kong.

31.3                           The parties irrevocably waive any objections to the jurisdiction of any court referred to in this clause 31.

31.4                           The parties irrevocably agree that a judgment or order of any court referred to in this clause 31 in connection with this Agreement is conclusive and binding on them and may be enforced against it in the courts of any other jurisdiction.

31.5                           The Purchaser, Indalex and the Company shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement. Such agent shall be either a firm of Hong Kong practising solicitors or a Hong Kong incorporated company. The initial process agents of the Purchaser and Indalex MK Electric (China) Limited

currently of 9th Floor, Grand Centre, 8 Humphreys Avenue, Kowloon, Hong Kong and the initial process agent of the Company is Global Applied Technologies Limited currently of 12th Floor, Railway Plaza, 39 Chatham Road South, Kowloon, Hong Kong, and any writ, judgment or other notice of legal process shall be sufficiently served on the Purchaser, Indalex or the Company if delivered to its process agent at its address for the time being.

31.6                           Each of the Purchaser, Indalex and the Company agrees with the other parties that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent, it shall by no later than such cessation appoint a successor process agent and will deliver to the other parties within fourteen (14) days of such appointment a copy of a written confirmation to them by the successor process agent of its acceptance of appointment. Until such time as service on the other parties of a written confirmation of acceptance of appointment of a successor process agent shall have been completed, service on the process agent last known to the other parties at such agent’s last known address shall be deemed sufficient service on the Purchaser, Indalex or the Company, as the case may be.

AS WITNESS this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

SCHEDULE 1

TRANSFERS OF SHARES

(References in this Schedule to paragraphs are to paragraphs of this Schedule.)

1.                                       Except as permitted by this Schedule or with the prior written consent of the other Party, no Party (or any Shareholder in its Group) shall:

(a)                                  transfer any Shares;

(b)                                 grant, declare, create or dispose of any right or interest in any Shares; or

(c)                                  create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Shares.

2.                                       Except for transfers for which consent is given under paragraph 1, for permitted transfers under paragraph 3 or paragraph 4, or for intra-Group transfers permitted under paragraph 12, no Party or any Shareholder in its respective Group may transfer Shares unless it (the Seller) and/or members of its Group transfer all (and not some only) of the Shares collectively held by them (the Seller’s Shares); Provided That, after the third anniversary of Completion, the Vendor shall, subject to compliance with the provisions of this Schedule 1, be permitted to transfer some only (and not all) of its Shares for so long as, immediately following such transfer (a) the Vendor continues to hold, directly, the legal and beneficial title to not less than thirty-five per cent (35%) of the entire issued share capital of the Company and (b) the Vendor is not under any future obligation (excluding any obligation that may arise, but has not yet arisen at the time of such transfer, under clauses 5.7, 15, 16 or 17) to transfer any of the beneficial and/or legal title to any person which would result in it, directly or indirectly, holding the legal and beneficial title to less than thirty-five per cent (35%) of the entire issued share capital of the Company.

3.                                       Provided that the Vendor first procures that Kwong enters into a Deed of Adherence substantially in the form attached in Part A of Schedule 7 to be bound by the terms of the SPA and this Agreement, the Vendor shall be permitted to transfer any of its Shares to Kwong free from any restrictions on transfer provided in this Schedule.

4.1                                 Save as provided in paragraph 13.1 below, no Shareholder shall transfer any Shares during a period of two (2) years from the date of this Agreement.

4.2                                 Save as provided in paragraph 13.2 below, for the period commencing upon the Completion Date and ending on the third anniversary of Completion, the Vendor shall not:

(a)                                  transfer or agree to transfer any of the Shares (or any right or interest therein) directly or indirectly held by it;

(b)                                 grant, declare, create or dispose of any right or interest in any of the Shares directly or indirectly held by it; or

(c)                                  create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Shares (or any right or interest therein) directly or indirectly held by it,

(each, a the Vendor Transfer) unless:

(i)                                     the Vendor first gives a notice (a Transfer Notice) to the Purchaser in accordance with paragraph 5; and

(ii)                                  immediately following such Vendor Transfer (A) the Vendor continues to hold, directly, the legal and beneficial title to not less than sixty per cent (60%) of the entire issued share capital of the Company and (B) the Vendor is not under any future obligation (excluding any obligation that may arise, but has not yet arisen at the time of such Vendor Transfer, under clauses 5.7, 15, 16 or 17) to transfer any of the beneficial and/or legal title to any person which would result in it, directly or indirectly, holding the legal and beneficial title to less than sixty per cent (60%) of the entire issued share capital of the Company;

and, following such Transfer Notice:

(aa)                            if the Purchaser elects (the Election) within thirty (30) days of receiving the Transfer Notice (the Acceptance Period) to buy the number of Shares comprised in the Transfer Notice (the Vendor Transfer Shares):

(AA)                    the Vendor shall transfer the Vendor Transfer Shares to the Purchaser in accordance with paragraphs 6 to 11; PROVIDED THAT, such transfer shall be completed not later than 12:00 noon (Hong Kong time) on, but not before, the first anniversary of the Election or, if such date is not a Business Day, on the first Business Day thereafter; and

(BB)                        the Purchaser shall pay or procure payment to the Vendor by banker’s draft of twenty per cent (20%) of the total consideration agreed or determined for the Vendor Transfer Shares in accordance with paragraphs 6 or 7 (the Consideration) within thirty (30) days after such agreement or determination of the Consideration and, upon the completion of the transfer, the Purchaser shall pay or procure payment to the Vendor by banker’s draft of the remaining eighty per cent (80%) of the Consideration and otherwise comply, mutatis mutandis, with the provisions of paragraph 11; or

(bb)                          if the Purchaser does not elect within the Acceptance Period to buy the Vendor Transfer Shares, the Vendor shall be entitled to make the Vendor Transfer free from any restrictions on transfer contained in this Agreement in respect of the Vendor Transfer Shares at any time within ninety (90) days after the expiry of the Acceptance Period.

4.3                                 Save as provided in paragraph 13.3 below, for the period commencing upon the Completion Date and ending on the second anniversary of Completion, the Purchaser shall not:

(a)                                  transfer or agree to transfer any of the Shares (or any right or interest therein) directly or indirectly held by it;

(b)                                 grant, declare, create or dispose of any right or interest in any of the Shares directly or indirectly held by it; or

(c)                                  create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Shares (or any right or interest therein) directly or indirectly held by it,

(each, a Purchaser Transfer) unless immediately following such Purchaser Transfer (A) the Purchaser continues to, directly, hold the legal and beneficial title to not less than ten per cent (10%) of the entire issued share capital of the Company and (B) the Purchaser is not under any future obligation (excluding any obligation that may arise, but has not yet arisen at the time of such Purchaser Transfer, under clause 16) to transfer any of the beneficial and/or legal title to any person which would result in it, directly or indirectly, holding the legal and beneficial title to less than ten per cent (10%) of the entire issued share capital of the Company.

5.                                       Except as otherwise provided in this Agreement, before the Seller (or any Shareholder in its Group) makes any transfer of the Seller’s Shares, the Seller shall first give the other Party (the Continuing Party) notice (a Transfer Notice) of any proposed transfer together with details of any proposed third party purchaser (a Third Party Purchaser) the number (subject to paragraph 2 above) of Seller’s Shares proposed to be transferred (the Target Shares), the proposed purchase price and other material terms which the Seller and the Third Party Purchaser have agreed.

6.                                       On receipt of the Transfer Notice, the Continuing Party shall have the right to buy all (but not some only) of the Target Shares being offered to the Third Party Purchaser at the price specified in the Transfer Notice (or at such other price as the Seller and the Continuing Party agree) by giving notice to the Seller within thirty (30) days of receiving the Transfer Notice (the Acceptance Period). The Parties’ obligations to complete the purchase are subject to the provisions of paragraph 11.

7.                                       If the Continuing Party wishes to buy the Target Shares but is unwilling to accept the price specified in the Transfer Notice and fails to agree a price with the Seller within the Acceptance Period, then the Continuing Party may refer the question of the purchase price to an international firm of accountants (the Expert) as the Parties agree to certify the Fair Price for the Target Shares. The following principles shall apply:

(a)                                  unless the Parties agree otherwise, the Expert shall be a firm which is independent of both Parties and the Third Party Purchaser;

(b)                                 if the Seller and the Continuing Party cannot agree on the firm within fifteen (15) days after the end of the Acceptance Period, either Party may apply to the President for the time being of the Hong Kong Society of Accountants to appoint the Expert;

(c)                                  the Parties shall ensure that the Expert has such information relating to the Group as it reasonably requires in order to determine the Fair Price;

(d)                                 in certifying the Fair Price, the Expert shall take into account all factors it considers to be relevant, including the purchase price and other material terms which the Seller and the Third Party Purchaser have agreed and including the amount of distributable reserves that have been retained by the Company since the date of Completion;

(e)                                  the Expert shall act as an expert and not an arbitrator and its decision shall be final and binding on the Parties;

(f)                                    the Expert shall determine the Fair Price within fifteen (15) days after the date of its appointment and shall state the reasons supporting its determination in the Certificate (as defined in sub-paragraph (g) below);

(g)                                 the Parties shall bear the cost of obtaining the Expert’s certificate (the Certificate) equally; and

(h)                                 the Certificate shall be issued to both the Seller and the Continuing Party.

8.                                       If an Expert is appointed under paragraph 7, the Continuing Party shall have the right to buy the Target Shares from the Seller at the Fair Price by giving notice to the Seller within thirty (30) days of the issue by the Expert of the Certificate to the Continuing Party and the Seller.

9.                                       The Continuing Party shall be bound (subject only to any Regulatory Approvals) to buy the Target Shares on giving the Seller notice (the Exercise Notice) that it is exercising its rights under either paragraph 6 or paragraph 8. In such event, completion of the sale and purchase of the Target Shares shall take place within thirty (30) days after the giving of the Exercise Notice or, if later, the obtaining of all Regulatory Approvals. Notwithstanding the foregoing, where any Regulatory Approvals are required, such Exercise Notice and the Continuing Party’s right to buy the Target Shares shall cease to have effect unless the Continuing Party shall give notice to the Seller within one hundred and twenty (120) days of the Exercise Notice that it has obtained all necessary Regulatory Approvals and is in a position to complete the purchase of the Target Shares.

Each of the Parties undertakes to use reasonable endeavours to promptly obtain all necessary Regulatory Approvals, and the Continuing Party shall keep the Seller informed of the specific Regulatory Approvals that it requires and the progress of its application(s) therefor in a reasonably timely manner.

10.                                 If the Continuing Party does not give an Exercise Notice under paragraph 6 or paragraph 8, or, having given such Exercise Notice, the Exercise Notice ceases to have effect pursuant to paragraph 9, the Seller may (subject to paragraph 11 below) transfer the Target Shares on a bona fide arm’s length sale to the Third Party Purchaser at a price not less than the purchase price specified in the Transfer Notice or, if lower, the Fair Price determined under paragraph 7 (if such a determination is made), provided that the transfer is completed:

(a)                                  within one-hundred and eighty (180) days after the later of:

(i)                        the date of the Transfer Notice; or

(ii)                     if the question of the purchase price has been referred to the Expert, the issue of the Certificate; or

(b)                                 where the Continuing Party has given an Exercise Notice under either paragraph 6 or paragraph 8 which has ceased to have effect pursuant to paragraph 9, within one hundred and twenty (120) days of the Continuing Party’s notice to the Seller that it has failed to obtain the necessary Regulatory Approvals; and

the Parties shall give (or ensure that any Shareholders in their respective Groups shall give) any approvals required by the Articles in relation to any transfer of Shares permitted by the terms of this paragraph 10.

11.                                 The sale of any Target Shares to the Continuing Party or a Third Party Purchaser shall be on the following terms:

(a)                                  the Target Shares will be sold free from all liens, charges and encumbrances and third party rights and together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the Transfer Notice;

(b)                                 the Continuing Party or Third Party Purchaser, as the case may be, shall assume, with effect from the completion date, any obligations of the Seller and any member of its Group under (and shall procure the release of) any guarantees, indemnities, letters of comfort and/or counter-indemnities to third parties in relation to the business of the Group in the same proportion as the number of Target Shares bears to the total number of Shares held by the Seller upon completion of the sale of the Target Shares. Where the buyer is the Continuing Party, any such assumption shall be without prejudice to the Continuing Party’s right to receive a contribution from the Seller for its share of any claims attributable to any liabilities arising in respect of the period before the completion date;

(c)                                  if the buyer is a Third Party Purchaser, it shall, in the same proportion as the number of Target Shares bears to the total number of Shares held by the Seller upon completion of the sale of the Target Shares, take an assignment of, or make available equivalent finance in place of, any loans, loan capital, borrowings and indebtedness in the nature of borrowing (but excluding, for the avoidance of doubt, any debts incurred in the ordinary course of trade which are at the relevant time outstanding on inter-company accounts) owing at that time from any Group Member to the Seller or any member of its Group;

(d)                                 the Seller shall deliver to the Continuing Party or Third Party Purchaser, as the case may be, duly executed transfer(s) in favour of the Continuing Party or Third Party Purchaser, as the case may be, or as it may direct, together with the appropriate share certificate(s) in respect of the Target Shares and a certified copy of any authority under which such transfer(s) is/are executed;

(e)                                  against delivery of the transfer(s), the Continuing Party or Third Party Purchaser shall pay the total consideration for the relevant Target Shares to the Seller by banker’s draft for value on the completion date;

(f)                                    the Parties shall ensure (insofar as they are able) that the relevant transfer or transfers (subject to their being duly stamped, stamp duty to be paid by the Continuing Party or Third Party Purchaser, as the case may be) are registered in the name of the Continuing Party or Third Party Purchaser, as the case may be, or as it may direct;

(g)                                 the Seller shall do all such other things and execute all other documents (including any deed) as the Continuing Party or Third Party Purchaser, as the case may be, may reasonably request to give effect to the sale and purchase of the Target Shares;

(h)                                 if the buyer is a Third Party Purchaser, it shall, where the Seller sells some only (but not all) of its Shares, enter into a Deed of Adherence substantially in the form attached in Part A of Schedule 7, or, where the Seller sells all of its Shares, enter into a Deed of Adherence with the Seller, the Continuing Party and the Company substantially in the form attached in Part B of Schedule 7, to be bound by the terms of the SPA and this Agreement. If requested by the Third Party Purchaser, the Seller shall ensure that all the Directors appointed by it resign and the resignation(s) take effect without any liability on the Company for compensation for loss of office or otherwise (save to the extent that the liability arises in relation to a service contract with a Director who was acting in an executive capacity).

12.                                 Subject to clause 19 of this Agreement, a Shareholder may at any time transfer free from the restrictions on transfer provided in this Schedule any of the Shares held by it to:

(a)                                  (where the transferor is one of the Parties itself) a wholly-owned Subsidiary of that Party; or

(b)                                 (where the transferor is a Subsidiary) either the Party of which the transferor is a Subsidiary or a wholly-owned Subsidiary of the relevant Party; or

(c)                                  (where the transferor is the Purchaser or a wholly-owned Subsidiary of the Purchaser) either Indalex or a wholly-owned Subsidiary of Indalex.

13.1                           The restrictions in paragraph 4.1 shall not apply to transfers permitted under clauses 5.7, 15, 16 or 17 and Schedules 2 or 4 of this Agreement, permitted transfers under paragraphs 3, 4.2 or 4.3 or intra-group transfers permitted under paragraph 12.

13.2                           The restrictions in paragraph 4.2 shall not apply to transfers permitted under clauses 15, 16 or 17 and Schedules 2 or 4, permitted transfers under paragraph 3 or intra-group transfers permitted under paragraph 12.

13.3                           The restrictions in paragraph 4.3 shall not apply to transfers permitted under clauses 5.7, 15, 16 or 17 and Schedules 2 or 4 of this Agreement or intra-group transfers permitted under paragraph 12.

SCHEDULE 2

PUT AND CALL OPTIONS

(References in this Schedule to paragraphs are to paragraphs of this Schedule.)

(For the purposes of this Schedule, references to the legal and beneficial interest of the Vendor or the Purchaser in the share capital of the Company shall include any interests held by any Shareholder, in the case of the Vendor, in the Vendor Group or, in the case of the Purchaser, the Purchaser Group or the Indalex Group and, where the context so permits, references to the Vendor or the Purchaser shall include any Shareholder, in the case of the Vendor, in the Vendor Group or, in the case of the Purchaser, the Purchaser Group or the Indalex Group.)

A.                                    Purchaser’s Put Option

1.                                       The Vendor grants to the Purchaser an option for the Purchaser to sell to the Vendor and to require the Vendor to buy (the Put Option) the Purchaser’s entire legal and beneficial interest in the share capital of the Company (including any third party rights to acquire Shares, either issued or unissued, at a future date) (the Put Option Securities) on the terms set out below. The Put Option may be exercised by notice from Indalex given upon:

(a)                                  the occurrence of a Deadlock pursuant to clause 5.7 of this Agreement; or

(b)                                 Kwong ceasing to hold, directly or indirectly, the legal and beneficial title to at least thirty-five per cent (35%) of the entire issued share capital of the Vendor unless, in accordance with rule 14.23(6)(a) of the Hong Kong Listing Rules, within fourteen (14) days (or such longer period as the Hong Kong Stock Exchange may agree with the Vendor) of Kwong having reduced his percentage interest in the entire issued share capital of the Vendor to below thirty-five per cent (35%) by placing some of his ordinary shares to a third person who is not his associate (as defined in chapter 1 of the Hong Kong Listing Rules), additional ordinary shares in the Vendor are issued to Kwong such that his percentage interest in the entire issued share capital of the Vendor is at least thirty-five per cent (35%) and (i) the price at which the Vendor’s ordinary shares are issued is not less than the price at which the shares were placed after adjusting for the expenses of the placing; and (ii) the issue does not increase his percentage interest in the Vendor’s entire issued share capital of the Vendor above his percentage interest immediately before the placing; or

(c)                                  the Vendor ceasing to hold, directly, the legal and beneficial title to at least sixty per cent (60%) of the entire issued share capital of the Company; or

(d)                                 a failure by the Vendor, within thirty (30) days after receipt of a Vendor Default Notice served by the Purchaser pursuant to clause 17.1 of this Agreement, to stop and, to the extent that it is possible, remedy the Vendor Breach

(in the case of (a) to (c), each, a Put Option Triggering Event or, in the case of (d), a Default Put Option Triggering Event).

Put Option Price

2.                                       The price per Share payable for the Put Option Securities under the Put Option (the Put Option Price) shall be:

(a)                                  if the exercise of the Put Option is triggered by a Put Option Triggering Event occurring within two (2) years after the date hereof, the same price per Share as that paid by the Purchaser for its Shares under the SPA; or

(b)                                 if the exercise of the Put Option is triggered by a Put Option Triggering Event occurring on or after the second anniversary of the date hereof, the Fair Price as determined by the Parties or, if the Parties fail to agree a Fair Price within fifteen (15) days after a notice is given under paragraph 3, by an international firm of accountants (the Expert) appointed by the Parties who shall certify the Fair Price for the Put Option Securities, mutatis mutandis, in accordance with the principles contained in paragraphs 7(a) to (h) of Schedule 1 to this Agreement; or

(c)                                  if the exercise of the Put Option is triggered by a Default Put Option Triggering Event occurring within two (2) years after the date hereof, one hundred and ten per cent (110%) of the price per Share paid by the Purchaser for its Shares under the SPA; or

(d)                                 if the exercise of the Put Option is triggered by a Default Put Option Triggering Event occurring on or after the second anniversary of the date hereof, one hundred and ten per cent (110%) of the Fair Price as determined by the Parties or, if the Parties fail to agree a Fair Price within fifteen (15) days after a notice is given under paragraph 3, by an international firm of accountants (the Expert) appointed by the Parties who shall certify the Fair Price for the Put Option Securities, mutatis mutandis, in accordance with the principles contained in paragraphs 7(a) to (h) of Schedule 1 to this Agreement.

Exercise of Put Option

3.                                       The Put Option may be exercised in respect of all (but not some only) of the Put Option Securities by sixty (60) days’ notice from the Purchaser to the Vendor given at any time after the occurrence of a Put Option Triggering Event or a Default Put Option Triggering Event. On the expiry of the notice or, if later, when all Regulatory Approvals are obtained or, if the Vendor shall so elect on not less than five (5) Business Days’ notice to the Purchaser during such sixty (60) day period:

(a)                                  the Vendor shall pay or procure payment for the Put Option Securities at the Put Option Price to the Purchaser by banker’s draft made payable to Indalex for value on the completion date;

(b)                                 the Purchaser shall give the Vendor (or procure that the Vendor is given) a transfer or transfers in respect of the Put Option Securities duly completed in favour of the Vendor or as the Vendor may direct and with the payment for the Put Option Securities apportioned as the Vendor may reasonably request together (where appropriate) with the certificates for them;

(c)                                  the Parties shall ensure that the transfer or transfers are registered subject to their being duly stamped (all stamp duty to be borne in equal shares by the Vendor and the Purchaser); and

(d)                                 the Purchaser shall ensure that any Director appointed by it resigns and that the resignation takes effect without any liability on the Company for loss of office or otherwise (save to the extent that the liability arises in relation to a service contract with the Director acting in an executive capacity).

Release of guarantees

4.                                       The Vendor undertakes that, prior to completion of any transfer of the Put Option Securities, the Vendor shall assume the Purchaser’s obligations under any guarantees and/or counter-indemnities to third parties in relation to the business of the Group. Such assumption is without prejudice to the Vendor’s right to receive a contribution from the Purchaser for its share of any claim attributable to any liabilities arising in respect of the period during which the Purchaser and/or any member of its Group held the Put Option Securities.

Sale free of encumbrances

5.                                       The Put Option Securities shall be sold free from all liens, charges and encumbrances and with all rights attached to them at the date of exercise of the Put Option.

B.                                    Purchaser’s Call Option

6.                                       The Vendor grants to the Purchaser an option for the Purchaser to buy from the Vendor and to require the Vendor to sell (the Call Option) the Vendor’s entire legal and beneficial interest in the share capital of the Company on the date of notice given under paragraph 8, together with any legal and beneficial interest in the share capital of the Company acquired by the Vendor between the date of such notice and the date of completion of the exercise of the Call Option (including any third party rights to acquire Shares, either issued or unissued, at a future date) (the Call Option Securities) on the terms set out below, and the Vendor undertakes that it shall not, and shall procure that any Shareholder in its Group shall not, without the prior written consent of the Purchaser, dispose of any legal or beneficial interest in the Company after the receipt of notice from the Purchaser under paragraph 8. The Call Option may be exercised by notice from the Purchaser given upon:

(a)                                  at any time during the period from the date hereof to the third anniversary of the date of the date hereof:

(i)                                     a third party (or any third parties acting in concert) acquiring at least:

(A)                              thirty-five per cent (35%) of the entire issued share capital of the Vendor, and/or

(B)                                thirty-five per cent (35%) of the voting rights of the Vendor; or

(ii)                                  Kwong ceasing to hold, directly or indirectly, the legal and beneficial title to at least thirty-five per cent (35%) of the entire issued share capital of the Vendor unless, in accordance with rule 14.23(6)(a) of the Hong Kong Listing Rules, within fourteen (14) days (or such longer period as the Hong Kong Stock Exchange may agree with the Vendor) of Kwong having reduced his percentage interest in the entire issued share capital of the Vendor to below thirty-five per cent (35%) by placing some of his ordinary shares to a third person who is not his associate (as defined in chapter 1 of the Hong Kong Listing Rules), additional ordinary shares in the Vendor are issued to Kwong such that his percentage interest in the entire issued share capital of the Vendor is at least thirty-five per cent (35%) and (A) the price at which the Vendor’s ordinary shares are issued is not less than the price at which the shares were placed after adjusting for the expenses of the placing; and (B) the issue does not increase his percentage interest in the Vendor’s entire issued share capital of the Vendor above his percentage interest immediately before the placing; or

(iii)                               the Vendor ceasing to hold, directly, the legal and beneficial title to at least sixty per cent (60%) of the entire issued share capital of the Company

(each, a Call Option Triggering Event), or

(b)                                 a failure by the Vendor, within thirty (30) days after receipt of a Vendor Default Notice served by the Purchaser pursuant to clause 17.1 of this Agreement, to stop and, to the extent that it is possible, remedy the Vendor Breach (a Default Call Option Triggering Event).

Call Option Price

7.                                       The price per Share payable for the Call Option Securities under the Call Option (the Call Option Price) shall be:

(a)                                  if the exercise of the Call Option is triggered by a Call Option Triggering Event occurring within two (2) years after the date hereof, the same price per Share as that paid by the Purchaser for its Shares under the SPA; or

(b)                                 if the exercise of the Call Option is triggered by a Call Option Triggering Event occurring after the second anniversary of the date hereof, the Fair Price as determined by the Parties or, if the Parties fail to agree a Fair Price within fifteen (15) days after a notice is given under paragraph 3, by an international firm of accountants (the Expert) appointed by the Parties who shall certify the Fair Price for the Call Option Securities, mutatis mutandis, in accordance with the principles contained in paragraphs 7(a) to (h) of Schedule 1 to this Agreement.

(c)                                  if the exercise of the Call Option is triggered by a Default Call Option Triggering Event occurring within two (2) years after the date hereof, ninety per cent (90%) of the price per Share paid by the Purchaser for its Shares under the SPA; or

(d)                                 if the exercise of the Call Option is triggered by a Default Call Option Triggering Event occurring:

(i)                        on or after the second anniversary but before the third anniversary of the date hereof, ninety per cent (90%) of the Fair Price, or

(ii)                     on or after the third anniversary of the date hereof, ninety-five per cent (95%) of the Fair Price,

as determined by the Parties or, if the Parties fail to agree a Fair Price within fifteen (15) days after a notice is given under paragraph 8, by an international firm of accountants (the Expert) appointed by the Parties who shall certify the Fair Price for the Call Option Securities, mutatis mutandis, in accordance with the principles contained in paragraphs 7(a) to (h) of Schedule 1 to this Agreement.

Exercise of Call Option

8.1                                 The Call Option may be exercised in respect of all (but not some only) of the Call Option Securities by sixty (60) days’ notice (the Exercise Notice) from the Purchaser to the Vendor given at any time after the occurrence of a Call Option Triggering Event or a Default Call Option Triggering Event. On the expiry of the Exercise Notice or, if later, when all Regulatory Approvals are obtained:

(a)                                  the Purchaser shall pay or procure payment for the Call Option Securities at the Call Option Price to the Vendor by banker’s draft made payable to the Vendor for value on the completion date;

(b)                                 the Vendor shall give the Purchaser (or procure that the Purchaser is given) a transfer or transfers in respect of the Call Option Securities duly completed in favour of the Purchaser or as the Purchaser may direct and with the payment for the Call Option Securities apportioned as the Purchaser may reasonably request together (where appropriate) with the certificates for them;

(c)                                  the Parties shall ensure that the transfer or transfers are registered subject to their being duly stamped (all stamp duty to be borne in equal shares by the Vendor and the Purchaser); and

(d)                                 the Vendor shall ensure that all the Directors appointed by it resign and that the resignations take effect without any liability on the Company for loss of office or otherwise (save to the extent that the liability arises in relation to a service contract with a Director who was acting in an executive capacity).

8.2                                 If any Regulatory Approvals have not been obtained on the expiry of the Exercise Notice, the Purchaser shall promptly inform the Vendor of the nature of the Regulatory Approval(s) required and shall use its reasonable endeavours to obtain such Regulatory Approval(s) within sixty (60) days after the expiry of the Exercise Notice. If the Purchaser fails to give notice to the Vendor that it has secured all necessary Regulatory Approval(s) within sixty (60) days after the expiry of the Exercise Notice, the Call Option, in respect of that Call Option Triggering Event or Default Call Option Triggering Event, shall lapse.

Release of guarantees

9.                                       Prior to completion of any transfer of the Call Option Securities, the Purchaser shall assume the Vendor’s obligations under any guarantees and/or counter-indemnities to third parties in relation to the business of the Group. Such assumption is without prejudice to the Purchaser’s right to receive a contribution from the Vendor for its share of any claim attributable to any liabilities arising in respect of the period during which the Vendor and/or any member of its Group held the Call Option Securities.

Sale free of encumbrances

10.                                 The Call Option Securities shall be sold free from all liens, charges and encumbrances and with all rights attached to them at the date of exercise of the Call Option.

SCHEDULE 3

INTELLECTUAL PROPERTY RIGHTS

(References in this Schedule to paragraphs are to paragraphs of this Schedule.)

1.                                      Definitions

1.1                                 In this Schedule the following terms have the following meanings:

Business IPR means existing Intellectual Property Rights which are held by the Vendor Group (whether as proprietor or licensee) and are used exclusively or predominantly in connection with the business of the Vendor Group;

existing means existing at the date of this Agreement;

Vendor Marks means the trade marks of the Vendor and/or any Vendor Group Member in various forms (including corporate symbols associated with it) and whether or not registered or the subject of an application to register;

Vendor Mark Agreement means an agreement for use of the Vendor Marks in a form to be agreed;

Intellectual Property Licences means all existing agreements or arrangements between Vendor Group Members or (as the case may be) Purchaser Group Members or Indalex Group Members and third parties insofar as they relate to the use of Intellectual Property Rights which have direct application to the business of the Group;

Intellectual Property Rights means patents, copyrights, rights in designs, trade marks, rights in trade or business names or internet domain names, topography and database rights, moral rights, rights in confidential information (whether registered or unregistered, and including applications for any such rights) and any intellectual property rights having the same or similar effect anywhere in the world;

Major Technology means any technology other than the operational assistance and know-how provided by the Indalex Parties pursuant to the Strategic Alliance Agreement (as novated as contemplated by the SPA);

Registered Rights means any Intellectual Property Rights which are registered (or the subject of an application for registration) with any competent authority;

1.2                                 The terms Vendor Group, Vendor Group Member, Purchaser Group, Purchaser Group Member, Indalex Group and Indalex Group Member and other terms defined in the main body of this Agreement have the same meanings in this Schedule.

1.3                                 In this Schedule references to:

(a)                                  a Party shall, where the context may require, be deemed to include any Vendor Group Member, Purchaser Group Member or Indalex Group Member (as the case may be) owning the relevant Intellectual Property Right; and

(b)                                 a third party means any person, firm or company whose business is not within the Vendor Business or (as the case may be) the Indalex Business.

2.                                      Consents

2.                                       It is acknowledged that the transfer and/or licensing of particular Intellectual Property Rights:

(a)                                  may not be permitted by law or may prejudice the validity of the Intellectual Property Rights being contributed; or

(b)                                 may require the consent, approval or waiver (including waiver of a termination right or like right upon change of ownership or control) from a third party (referred to as a Consent).

If so, each Party will discuss with the other and the Board an alternative solution by which the Group can receive the benefits (subject to any associated burdens) of the Intellectual Property Rights. If the discussions take place on a timely basis and in good faith, no Party shall breach paragraph 3 or paragraph 8.1 of this Schedule.

3.                                      Business IPR

3.1                                 The Vendor is responsible for ensuring (or, in the case of Business IPR held as licensee, ensuring insofar as it is able) that the Business IPR is assigned to or otherwise vested in the Company in accordance with this Agreement subject to the retention by the Vendor or by the relevant Vendor Group Member of its rights under the licence back referred to in paragraph 3.2 below; such assigning or vesting Vendor Group Member is referred to in this Schedule as the assigning party.

3.2                                 In the case of Business IPR of an assigning party:

(a)                                  the Company shall grant (or ensure that there is granted) to the assigning party a full licence back to use all and any such Business IPR for its remaining life;

(b)                                 such licence shall be non-exclusive, non-transferable, irrevocable and worldwide and shall (subject as set out in sub-paragraphs (c) and (d) below) carry the right to sub-license;

(c)                                  an assigning party may sub-license any Business IPR to another Vendor Group Member for so long as it is a member of the Vendor Group;

(d)                                 if an assigning party wishes to sub-license any Business IPR to a party other than a member of its Group, the terms of any such sub-licence shall be subject to agreement in each particular case between the relevant party and the Company (such agreement not to be unreasonably withheld); and

(e)                                  the Company shall hold Business IPR subject to and with the benefit of any Intellectual Property Licences and any other third party rights and obligations.

3.3                                 If the Company wishes to cease the prosecution or maintenance of any of the Business IPR which are Registered Rights, it shall first give timely notice to the assigning party offering to reassign that Registered Right free of charge. If such offer is accepted by the assigning party, the Registered Right shall then be reassigned to that party and shall then cease to be a Business IPR. If the offer is not accepted, the Company may (subject to the terms of any Intellectual Property Licences) cease such prosecution or maintenance and abandon the relevant Registered Right.

4.                                      Vendor Marks

4.1                                 In the case of the Vendor Marks, the Vendor shall grant, or procure that each relevant Vendor Group Member grants, to the Company a right to use the Vendor Marks subject to and on the terms of a licence agreement to be entered into substantially in the form of the Vendor Mark Agreement.

4.2                                 The Vendor and/or each relevant Vendor Group Member shall also enter into a licence agreement with any other Group Member wishing to use the Vendor Marks substantially in the form of the Vendor Mark Agreement. Any such agreement shall, in addition, terminate automatically if the relevant company ceases to be a Group Member. The Company shall ensure that no Group Member uses any of the Vendor Marks without a licence agreement.

5.                                      Product marks

5.                                       The Vendor shall permit, and shall ensure that each relevant Vendor Group Member permits, the Company to use the he Vendor Marks as may specifically be applied to products in the normal course of the Company’s business on the terms and subject to the same limitations as set out in the Vendor Mark Agreement.

6.                                      Use by Subsidiaries of the Company

6.                                       The provisions of the Vendor Mark Agreement also apply to use of any of the Vendor Marks by any Subsidiary of the Company.

7.                                      Company IPR

7.1                                 In the case of Intellectual Property Rights generated “in-house” by the Company or any Group Member after the date of this Agreement (Company IPR), the Company (or other Group Member) shall own and maintain the Company IPR.

7.2                                 If the Company (or relevant Group Member) wishes to cease the prosecution or maintenance of any Company IPR which are Registered Rights, it shall first give timely notice to each Party offering to assign that Registered Right free of charge to them. If either of them accept the offer within 90 days of the notice, the Registered Right shall then be assigned to the Party(ies) but on terms that it shall not subsequently be asserted against the Company (or relevant Group Member). If such offer of assignment is not accepted within that period, the Company (or relevant Group Member) may cease such prosecution or maintenance and abandon the Registered Rights.

8.                                      Future IPR of the Parties

8.1                                 For the duration of this Agreement, if the Purchaser or Indalex transfers Major Technology (other than any technological assistance currently being provided by the Indalex Parties pursuant to the Strategic Alliance Agreement) to the Group, the Purchaser or Indalex (as the case may be) shall assign to or otherwise vest in the Company the IPR related to such technology (including any specific technology IPR) on the following terms:

(a)                                  the Company shall grant (or ensure that there is granted) to the Purchaser or Indalex (as the case may be) a full licence back to use all and any such IPR for its remaining life;

(b)                                 such licence shall be non-exclusive, non-transferable, irrevocable and worldwide;

(c)                                  the Company shall pay to the Purchaser or Indalex (as the case may be) a royalty negotiated on arm’s length commercial terms; and

(d)                                 the Company shall hold such IPR subject to and with the benefit of any Intellectual Property Licences and any other third party rights and obligations.

8.2                                 If a Party generates Intellectual Property Rights which have direct application to the activities of the Group after the date of this Agreement, that Party:

(a)                                  shall use all reasonable endeavours to keep the Company informed as to the broad nature of any Registered Rights and any other Intellectual Property Rights so generated; and

(b)                                 shall negotiate in good faith with the Company to make such Intellectual Property Rights available to the Group on such fair and reasonable terms as may be agreed.

9.                                      General

9.1                                 The Vendor shall before Completion set out in good faith a list of Registered Rights which it believes to be relevant Business IPR and a list of relevant Intellectual Property Licences. Such lists shall not be regarded as exhaustive or legally binding and the relevant Party may update or amend them in the light of further information or investigation.

9.2                                 The Parties shall take all such steps (including entering into such further deeds or documents) as may reasonably be required to give effect to the provisions of this Schedule.

SCHEDULE 4

INSOLVENCY

(References in this Schedule to paragraphs are to paragraphs of this Schedule.)

1.                                       If an Insolvency Event occurs in relation to a Party (the Affected Party), the Affected Party shall be obliged to notify the other Party promptly of such Insolvency Event. At any time before the expiry of a period of ninety (90) days after the date the other Party is notified that the Insolvency Event has occurred, the other Parry (the Buyer) may make an offer for all the Shares (the Relevant Securities) collectively held by the Affected Party and/or any members of its Group.

2.                                       The offer for the Relevant Securities referred to in paragraph 1 shall take the form of a notice to the Affected Party (the Offer Notice). The Offer Notice shall include the price offered (the Offered Price) and a statement that the offer may be accepted within thirty (30) days of the Affected Party receiving the Offer Notice.

3.                                       If the Affected Party:

(a)                                  notifies the Buyer within the thirty (30) day period that it does not accept the Offered Price and the Buyer and the Affected Party are unable to agree a price within that period; or

(b)                                 fails to respond to the Buyer within the thirty (30) day period,

an internationally recognised firm of accountants (the Expert) shall be appointed to determine the Fair Price, mutatis mutandis, in accordance with the principles contained in paragraphs 7(a) to (h) of Schedule 1 to this Agreement.

4.                                       If an Expert is appointed under paragraph 3, the Buyer shall have the right to buy the Relevant Securities from the Affected Party at the Fair Price. The Buyer shall exercise the right to buy by giving notice to the Affected Party within thirty (30) days of the issue by the Expert of the Certificate to the Affected Party and the Buyer.

5.                                       Subject only to any Regulatory Approvals, the Affected Party shall be bound to sell and the Buyer shall be bound to buy the Relevant Securities:

(a)                                  at the Offered Price, if the Affected Party notifies acceptance of the Offered Price under paragraph 2; or

(b)                                 at the Fair Price, if the Buyer notifies the exercise of its rights under paragraph 4.

In such event, completion of the sale and purchase of the Relevant Securities shall take place within sixty (60) days of the day on which the Parties become so bound (the Reference Date) or, if any Regulatory Approval has not been obtained by the end of that period, within ten (10) days of the date on which the last Regulatory Approval to be obtained is obtained. If any Regulatory Approval has not been obtained within one-hundred and twenty (120) days after the Reference Date, the Offer Notice shall lapse and have no further effect.

6.                                       The transfer of the Relevant Securities shall be on the following terms:

(a)                                  the Relevant Securities shall be sold free from all liens, charges and encumbrances and third party rights, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the Offer Notice;

(b)                                 with effect from the completion date the Buyer shall assume any obligations of the Affected Party and any member of its Group under, and shall ensure the release of, any guarantees, indemnities, letters of comfort and/or counter-indemnities to third parties in relation to the business of the Group. This is without prejudice to the Buyer’s right to receive a contribution from the Affected Party for its share of any claims attributable to any liabilities arising in respect of the period before the completion date;

(c)                                  the Affected Party shall deliver to the Buyer duly executed transfer(s) in favour of the Buyer, or as it may direct, together with, if appropriate, share certificate(s) for the Relevant Securities and a certified copy of any authority under which such transfer(s) is/are executed;

(d)                                 against delivery of the transfers), the Buyer shall pay the total consideration for the Relevant Securities to the Affected Party by banker’s draft for value on the completion date;

(e)                                  the Parties shall ensure (insofar as they are able) that the relevant transfer or transfers (subject to their being duly stamped, stamp duty to be paid by the Buyer) are registered in the name of the Buyer or as it may direct;

(f)                                    the Affected Party shall do all such other things and execute all other documents (including any deed) as the Buyer may reasonably request to give effect to the sale and purchase of the Affected Party’s Relevant Securities.

SCHEDULE 5

GUARANTEES, BONDS, FINANCING, ARRANGEMENTS OR SIMILAR
UNDERTAKINGS EXISTING AT COMPLETION

Name of Bank	Borrower	Date Granted	Type of Financing	Facility Amount
Asia Commercial Bank	AAMCL	28 July 2000	Letter of credit & trust receipt loan	US$2 million

ABSA Asia Limited	AAMCL	7 September 2000	(i) Letter of credit & trust receipt loan (ii) Overdraft	(i) HK$20 million (ii) HK$2 million (Maximum combined exposure under all facilities are not to exceed HK$20 million in total)

CITIC Ka Wah Bank	AAMCL	27 March 2000	(i) Local/foreign documentary credit and trust receipt loan (ii) Overdraft (iii) Bills negotiation under indemnity	(i) HK$20 million (ii) HK$1 million (iii) HK$10 million

Equitable Bank	AAMCL	12 March 2001	(i) Letter of credit, trust receipt loans, export bills and overdrafts	(i) US$3.0 million

			(ii) 3 year machinery and equipment financing to be repayable in 36 equal instalments	(ii) US$1.5 million

Fleet National Bank	AAMCL	20 November 2000	(i) Sight and usance letter of credit (ii) Trust receipt and shipping guarantees (iii) Bought bills and D/A	(i) US$10 million (ii) US$10 million (iii) US$10 million (Maximum combined exposure under all facilities are not to exceed US$10 million in total)

The Fuji Bank Limited	AAMCL	21 September 2000	(i) Letter of credit (ii) Trust receipt (iii) Acceptance (iv) Shipping guarantee	Maximum combined exposure under all facilities are not to exceed HK$15 million in total

ABN Amro Bank	NAAF	12 September 2000	(i) Letter of credit (ii) Trust receipt	US$2 million

Hamburgische Landesbank	AAMCL	14 January 2000	(i) General trading credit facilities	(i) US$3 million

			(ii) Discounting of accounts receivable up to 90 days on debtors acceptable to us	(ii) US$1 million

Hong Kong Chinese Bank Limited	AAMCL	7 March 2000	(i) Issuance of import letters of credit with documents, and subsequent inwards bills financing up to 90 days (ii) Export letters of credit	(i) HK$7 million (ii) HK$3 million (Maximum combined exposure under all facilities not to exceed HK$7 million in total)

HSBC	AAMCL	2 February 2001	(i) Import line of credit (ii) Export documentary credit bills (iii) Corporate card facility	(i) HK$66 million (ii) HK$10 million (ii) HK$1 million

Keppel TatLee Bank	AAMCL	20 March 2000	Sight/usance irrevocable letter of credit	US$1.5 million

DBS Kwong On Bank	AAMCL	5 July 2000	(i) Letter of credit (ii) Inwards bills financing (iii) Shipping guarantees	HK$15 million

(iv) Advances against trust receipt

The National Commercial Bank Ltd.	AAMCL	6 March 2001	(i) Letter of credit (ii) Trust receipt	HK$15 million

Nanyang Commercial Bank, Limited	AAMCL	9 August 2000	(i) Letter of credit (ii) Trust receipt	(i) HK$30 million (ii) HK$30 million (Maximum combined exposure under all facilities are not to exceed HK$30 million in total)

Standard Chartered Bank	AAMCL	19 September 2000	(i) Letter of credit (ii) Trust receipt	HK$40 million

Debis Financial Services China Limited	AAMCL	12 July 1999	Finance lease	HK$2,536,000

Tokyo Leasing	Nanhai Xinya	15 September 1998	Finance lease	US$1.78 million

Bank of China Nanhai Branch	Nanhai Xinya	August 1998	Short term working capital loan	RMB¥3.73 million

Shenzhen Development Bank	Nanhai Xinya	20 July 2000	Short term working capital loan	RMB¥20 million

Nanhai Cooperative Bank	Nanhai Panasia	27 September 2000	Short term working capital loan	RMB¥5 million

Nanhai Cooperative Bank	Nanhai Panasia	5 September 2000	Short term working capital loan	RMB¥5 million

Agricultural Bank - Dali Branch	NAAF	17 May 2000	Short term working capital loan	RMB¥8 million

Agricultural Bank - Dali Branch	NAAF	17 May 2000	Short term working capital loan	RMB¥4 million

Bank of China - Dali Branch	NAAF	28 March 2000	Short term working capital loan	RMB¥8 million

Bank of China - Dali Branch	NAAF	25 October 2000	Short term working capital loan	RMB¥8.3 million

Construction Bank - Nanhai Branch	NAAF	May 1998	Short term working capital loan	RMB¥25.9 million

Shenzhen Development Bank	NAAF	17 July 2000	Short term working capital loan	RMB¥20 million

SCHEDULE 6

RETAINED EMPLOYEES

Employee	Present Position
Mr Wui Chun Kwong	Chairman of the Vendor

Mr Michael Tse	Deputy Chairman and Managing Director of the Vendor

Mr Danny Hung	Executive Director of the Vendor

Mr Waltery Law	Chief Financial Officer of the Vendor

Ms June Yip	Export Manager of the Group

SCHEDULE 7

A.                                    DEED OF ADHERENCE (TO BE USED WHEN A PARTY TRANSFERS SOME ONLY (BUT NOT ALL) OF ITS SHARES)

DEED OF ADHERENCE TO
SALE AND PURCHASE AGREEMENT AND
SHAREHOLDERS AGREEMENT

THIS DEED is made on [    ]

BY [     ] of [      ] (the Covenantor)

WHEREAS

(A)          On 25 April 2001, the persons in Schedule I hereto entered into a sale and purchase agreement pursuant to which Global Applied Technologies Holdings Limited agreed to sell and Indalex UK Limited agreed to purchase (the Acquisition) 541,935 shares of US$0.01 each in the capital of the Company (representing at the date thereof 26.2% of the entire issued share capital of China Aluminum Group Holdings (BVI) Limited (the Company) (such agreement, as varied, supplemented, novated or amended from time to time, the Sale and Purchase Agreement).

(B)           On [         ] 2001 the persons in Schedule 2 hereto entered into a shareholders agreement governing their relationship following the Acquisition and establishing the manner in which the affairs of the Company would be conducted (such agreement, as varied, supplemented, novated or amended from time to time, the Shareholders Agreement).

(C)           The Covenantor wishes to become a party to the Sale and Purchase Agreement and the Shareholders Agreement (together, the Agreements) immediately upon acquiring certain shares in the Company from [        ] (the Transferor) and wishes to amend the Agreements with the effect that the Covenantor becomes a party thereto and as such assumes proportionately with the Transferor the rights and obligations under the Agreements.

NOW THIS DEED WITNESSES as follows:

Interpretation

1.             Words and expressions defined in the Agreements shall, unless the context otherwise requires, have the same meanings when used in this Deed.

Adherence

2.             The Covenantor hereby covenants to and undertakes with each of the other persons in Schedules 1 and 2 to this Deed (the Continuing Parties) and with each such other person who may from time to time expressly adhere to the Agreements (by way of execution of a deed or by way of novation) to be bound by and comply in all respects with the Agreements, and to assume proportionately with the Transferor the benefits (except as specified in clause 3 below) and obligations of the Agreements, including the restrictions in clause 8 of the Sale and Purchase Agreement, as if the Covenantor had executed the Agreements and was named as an original party thereto.

Exceptions

3.             The benefits of the Agreements shall transfer to the Covenantor except as follows:

(a)           the Continuing Parties shall not be required to give non-compete undertakings in favour of the Covenantor,

(b)           the deadlock provisions in the Shareholders Agreement shall not apply;

(c)           there shall be no Put Option except as provided in clause 17.1 of the Shareholders Agreement, and there shall be no premium on any Put Option Price payable pursuant thereto;

(d)           the co-investment rights shall continue to apply, but there shall be no restriction against any Continuing Party from engaging in a business or venture covered by a co-investment opportunity if the Covenantor declines or fails to participate in such business or venture;

(f)            the Purchaser Disposal Date shall be amended to contain a shareholding threshold of 10%;

(g)           rights of pre-emption shall be limited to a transfer of Shares, and no Shareholder shall be required to maintain any particular level of shareholding or to refrain from charging or creating other encumbrances over its Shares;

(h)           an issue of Shares shall not be a Reserved Shareholder Matter (but all issues of Shares must first be offered to all the Shareholders proportionately and on the same terms);

(i)            participation in a new business shall not be a Reserved Shareholder Matter so long as that business is an aluminium business;

(j)            [any other exceptions to be mutually agreed].

Notices

4.             For the purposes of the Agreements, the Covenantor’s address for notices shall be as follows:

Address:                [               ]

Fax No:                   [               ]

Addressed for the personal attention of:         [               ]

Governing Law

5.         This Deed shall be governed by and construed in accordance with Hong Kong law.

Duly delivered as a Deed on the date inserted above.

SCHEDULE 1

PARTIES TO SALE AND PURCHASE AGREEMENT

(1)           Global Applied Technologies Holdings Limited

(2)           Indalex UK Limited

(3)           Indalex, Inc.

SCHEDULE 2

PARTIES TO SHAREHOLDERS AGREEMENT

(1)           Global Applied Technologies Holdings Limited

(2)           Indalex UK Limited

(3)           Indalex, Inc.

(4)           China Aluminum Group Holdings (BVI) Limited

EXECUTED as a DEED by	)
[ ]	)
acting by two Directors/	)
a Director and the Secretary	)

B.            DEED OF ADHERENCE (TO BE USED WHEN A PARTY TRANSFERS ALL OF ITS SHARES)

DEED OF ADHERENCE TO
SALE AND PURCHASE AGREEMENT AND
SHAREHOLDERS AGREEMENT

THIS DEED is made on [     ]

BETWEEN

(1)           GLOBAL APPLIED TECHNOLOGIES HOLDINGS LIMITED of [     ]

(GAT)

(2)           INDALEX UK LIMITED of [     ]

(3)           INDALEX, INC. of [     ]

(Indalex UK Limited and Indalex, Inc. together, the Indalex Contracting Parties)

(4)           CHINA ALUMINUM GROUP HOLDINGS (BVI) LIMITED of [     ] (the Company)

(5)           [     ] of [     ]

(the Transferee).

WHEREAS

(A)          GAT and the Indalex Contracting Parties are parties to a sale and purchase agreement dated 25 April 2001 pursuant to which GAT agreed to sell and Indalex UK Limited agreed to purchase 541,935 Shares of US$0.01 each in the Company (representing at the date thereof 26.2% of the entire issued share capital in the Company) (such agreement, as varied, supplemented, novated or amended from time to time, the Sale and Purchase Agreement).

(B)           GAT, the Indalex Parties and the Company are parties to a shareholders agreement dated [     ] 2001 with respect to the affairs of the Company (such agreement, as varied, supplemented, novated or amended from time to time, the Shareholders Agreement).

(C)           [     ] (the Transferor) intends to transfer [     ] shares in the capital of the Company subject to the Transferee entering into this Deed.

(D)          The Transferee wishes to accept such shares subject to such condition and to enter into this Deed.

NOW THIS DEED WITNESSES as follows:

Interpretation

1.             Words and expressions defined in the Agreements shall, unless the context otherwise requires, have the same meanings when used in this Deed.

Novation

2.1           With effect from [     ] and [     ] (the Continuing Parties) hereby release and discharge the Transferor (save in relation to any antecedent breach) from all its obligations under the Sale and Purchase Agreement and the Shareholders Agreement (together, the Agreements) and, without prejudice to the other parties to the Agreements in respect of antecedent breach, the Transferor shall cease to be a party to the Agreements.

2.2           The Continuing Parties agree that with effect from [          ], the following shall apply:

(a)           the Transferee shall assume all the rights (except as specified in clause 3 below) and obligations of the Transferor pursuant to the Agreements (including the restrictions in clause 8 of the Sale and Purchase Agreement);

(b)           the Transferee shall be subject to and shall perform the obligations from which the Transferor is released and discharged pursuant to clause 1.1 as if the Transferee had at all times been a party to the Agreements in place of the Transferor.

Exceptions

3.             The benefits of the Agreements shall transfer to the Transferee except as follows:

(a)           the Continuing Parties shall not be required to give non-compete undertakings in favour of the Transferee;

(b)           the deadlock provisions in the Shareholders Agreement shall not apply;

(c)           there shall be no Put Option except as provided in clause 17.1 of the Shareholders Agreement, and there shall be no premium on any Put Option Price payable pursuant thereto;

(d)           the co-investment rights shall continue to apply, but there shall be no restriction against any Continuing Party from engaging in a business or venture covered by a co-investment opportunity if the Transferee declines or fails to participate in such business or venture;

(f)            the definition of Purchaser Disposal Date shall be amended to contain a shareholding threshold of 10%;

(g)           rights of pre-emption shall be limited to a transfer of Shares, and no Shareholder shall be required to maintain any particular level of shareholding or to refrain from charging or creating other encumbrances over its Shares;

(h)           an issue of Shares shall not be a Reserved Shareholder Matter (but all issues of Shares must first be offered to all the Shareholders proportionately and on the same terms);

(i)            participation in a new business shall not be a Reserved Shareholder Matter so long as that business is an aluminium business;

(j)            [any other exceptions to be mutually agreed].

Notices

4.             For the purposes of the Agreements, the Transferee’s address for notices shall be as follows:

Address:                [               ]

Fax No:                   [               ]

Addressed for the personal attention of:         [               ]

Counterparts

5.             This Deed may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Governing Law

6.             This Deed shall be governed by and construed in accordance with Hong Kong law.

Duly delivered as a Deed on the dated inserted above.

EXECUTED as a DEED by	)
GLOBAL APPLIED TECHNOLOGIES	)
HOLDINGS LIMITED	)
acting by two Directors/a Director	)
and the Secretary	)

EXECUTED as a DEED by	)
INDALEX UK LIMITED	)
acting by two Directors/a Director	)
and the Secretary	)

EXECUTED as a DEED by	)
INDALEX, INC.	)
acting by two Directors/a Director	)
and the Secretary	)

EXECUTED as a DEED by	)
CHINA ALUMINUM GROUP	)
HOLDINGS (BVI) LIMITED	)
acting by two Directors/a Director	)
and the Secretary	)

EXECUTED as a DEED by	)
[ ]	)
acting by two Directors/a Director	)
and the Secretary	)

SIGNED by KWONG WUI CHUN	)
for and on behalf of	)	Kwong Wui Chun
GLOBAL APPLIED TECHNOLOGIES	)
HOLDINGS LIMITED	)

SIGNED by PHILIP BERGQVIST	)
for and on behalf of	)	Philip Bergqvist
INDALEX UK LIMITED	)

SIGNED by MARK EMERY	)
for and on behalf of	)	Mark Emery
INDALEX, INC.	)

SIGNED by KWONG WUI CHUN	)
for and on behalf of	)	Kwong Wui Chun
CHINA ALUMINUM GROUP	)
HOLDINGS (BVI) LIMITED	)